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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TENET HEALTHCARE CORPORATION (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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TENET HEALTHCARE CORPORATION

Mailing Address: P.O. Box 31907
3820 State Street Santa Barbara, California 93105	Santa Barbara, California 93130 (805) 563-7000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on Wednesday, July 23, 2003

June 6, 2003

To our Shareholders:

        Our Annual Meeting of Shareholders will be held on Wednesday, July 23, 2003, at 9:30 a.m., local time, at the Skirball Center, 2701 North Sepulveda Boulevard, Los Angeles California, for the following purposes:

  1.
  To approve our Amended and Restated Articles of Incorporation to provide for the declassification of the Board of Directors and certain other amendments;

  2.
  To elect three directors;

  3.
  To ratify the selection of KPMG LLP ("KPMG") as independent auditors for the fiscal year ending December 31, 2003;

  4.
  To consider one shareholder proposal, if presented at the meeting; and

  5.
  To transact any other business as properly may come before the meeting or any postponements or adjournments thereof.

        You may vote if you are a shareholder of record on June 2, 2003.

        It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares by completing and returning the proxy card sent to you. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card or included with your proxy materials. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the accompanying Proxy Statement. You are invited to attend the meeting and you may vote in person at the meeting even though you have voted in another manner.

RICHARD B. SILVER Corporate Secretary

 PROXY STATEMENT

General Information
June 6, 2003

        Your proxy is solicited by the Board of Directors (the "Board") of Tenet Healthcare Corporation ("Tenet," the "Company," "we," or "us") for use at the Annual Meeting of Shareholders to be held on Wednesday, July 23, 2003, and any adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed on or about June 10, 2003.

        In March 2003, the Board approved a change in our fiscal year end from May 31 to December 31, effective December 31, 2002. The period from June 1, 2002 to December 31, 2002 is referred to in this Proxy Statement as the 2002 Transition Period. As required by regulations issued by the Securities and Exchange Commission, information in this Proxy Statement will be provided for the 2002 Transition Period and the three fiscal years beginning June 1, 1999, 2000 and 2001, and ending May 31, 2000, 2001 and 2002.

        You may vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 7:30 a.m. (PDT) on July 23, 2003. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The web site for Internet voting is noted on your proxy card. Internet voting also is available 24 hours a day and will be accessible until 7:30 a.m. (PDT) on July 23, 2003. As with telephone voting, you may confirm that your instructions have been properly recorded. If you choose to vote by mail, please mark your proxy, date and sign it and promptly return it in the postage-paid envelope provided.

        If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you do not provide instructions, your proxy will be voted in accordance with the Board's recommendations as set forth in this Proxy Statement. You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, or (3) by attending the Annual Meeting and voting in person.

        Holders of our common stock at the close of business on June 2, 2003, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 462,817,774 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The presence, in person or by proxy, of a majority of the shares of common stock outstanding on the date of the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as present for purposes of determining whether a proposal has been approved. The term "broker nonvote" refers to shares held by a broker in street name which are present by proxy, but which are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters, such as the proposal to approve the Amended and Restated Articles of Incorporation, without instructions from the beneficial owner of the shares. The election of directors and the ratification of the independent auditors are routine matters upon which a broker may, in the absence of instructions from the beneficial owner, exercise his or her discretion in voting the shares.

        We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged MacKenzie Partners, Inc. to assist in our proxy solicitations. We will pay MacKenzie an amount not to exceed $25,000 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by MacKenzie, proxies may be solicited personally or by telephone by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

1.     DIRECTORS AND NOMINEES

Jeffrey C. Barbakow
Chairman
Chair of Executive Committee
Age: 59

        Mr. Barbakow has been our Chairman since July 1993. From June 1993 through May 26, 2003, he served as our Chief Executive Officer. On May 26, 2003, the Board, by mutual agreement, accepted the resignation of Mr. Barbakow from the position of Chief Executive Officer of Company. Prior to joining the Company, Mr. Barbakow served as a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation from September 1991 through May 1993. From 1988 until 1991, Mr. Barbakow served as Chairman, President and Chief Executive Officer of MGM/UA Communications, Inc. Prior to 1988, Mr. Barbakow served as a Managing Director of Merrill Lynch Capital Markets and an executive officer of several Merrill Lynch affiliates. In addition, Mr. Barbakow served as a director of MGM Grand, Inc. from November 1988 through May 1993. Mr. Barbakow is a director of H Group Holding, Inc., the U.S. Chamber of Commerce and Broadlane, Inc. He also serves as a member of the CEO Board of Advisors of the University of Southern California Marshall School of Business, The UCSB Foundation Board of Trustees, the Board of Trustees of the Thacher School and the Chancellor's Counsel at the University of California at Santa Barbara. Mr. Barbakow has been a director since 1990. His current term as a director expires at this year's Annual Meeting. Mr. Barbakow will retire from the Board effective immediately prior to this year's Annual Meeting.

Lawrence Biondi, S.J.
Director
Chair of Ethics, Quality & Compliance Committee
Member of Executive Committee
Age: 64

        Father Lawrence Biondi, a Jesuit priest, linguist and educator, has been President of Saint Louis University in Missouri since July 1987. From 1980 to 1987, Fr. Biondi was dean of the College of Arts & Sciences at Loyola University of Chicago, where he served on the faculty of modern languages since 1968. Fr. Biondi, who holds six degrees, is a widely published author in the field of sociolinguistics, in which he has analyzed issues in bilingual-bicultural education, patient-doctor communication and ethnicity. He is a former consultant on ethnicity for the City of Chicago. He sits on the boards of the Association of Jesuit Colleges and Universities; the Joint Commission on Accreditation of Healthcare Organizations; IberoAmericana University, Mexico City, Mexico; Civic Progress, St. Louis; Conference USA; Grand Center, St. Louis; Missouri Botanical Garden; Saint Louis University; St. Louis Art Museum; St. Louis Regional Chamber and Growth Association; St. Louis Symphony; and St. Louis Zoo. Fr. Biondi has been a director since 1998. His current term as a director expires at this year's Annual Meeting. Fr. Biondi will stand for election at this year's Annual Meeting.

Bernice B. Bratter
Director
Chair of Compensation Committee
Member of Executive and Nominating Committees
Age: 65

        Ms. Bratter, a licensed Marriage and Family Therapist, served as the President of the Los Angeles Women's Foundation, a public foundation dedicated to reshaping the status of women and girls in Southern California, from October 1996 through May 2000. She provides free consulting services to a number of non-profit and other entities, including Project Renewment, of which she is a co-founder and which explores the different challenges women executives face when leaving the workforce. Ms. Bratter served as Executive Director of the Center for Healthy Aging, formerly known as Senior Health and Peer Counseling, a nonprofit health care organization located in Santa Monica, California, from 1980 through her retirement from that position in March 1995. From March 1995 through September 1996, she lectured and served as a consultant in the fields of not-for-profit corporations and issues related to health care and aging. In 1981, Ms. Bratter was a gubernatorial appointee to the White House Conference on Aging as an observer. She is the recipient of numerous awards and commendations including the YWCA Woman of the Year Award, the Senior Health and Peer Counseling's Community Leader Award and other county, state and federal commendations. In 1991, Ms. Bratter was presented with an Honorary Doctor of Laws degree by Pepperdine University. Ms. Bratter has been a director since 1990. Ms. Bratter will retire from the Board effective upon the election of directors at this year's Annual Meeting.

Sanford Cloud, Jr.
Director
Chair of Corporate Governance Committee
Member of Executive, Ethics, Quality & Compliance and Audit Committees
Age: 58

        Mr. Cloud has been President and Chief Executive Officer of The National Conference for Community and Justice since 1994. Prior to that time, Mr. Cloud was a partner in the law firm of Robinson & Cole in Hartford, Connecticut. Throughout most of the 1980s, Mr. Cloud worked for Aetna Inc. as Vice President of Corporate Public Involvement and Executive Director of the Aetna Foundation. Mr. Cloud is a former two-term Connecticut State Senator. Currently, Mr. Cloud serves on the board of directors of Northeast Utilities, Inc. and The Phoenix Companies, Inc. He also serves as Chairman of the Board of Ironbridge Mezzanine Fund, L.P. He is a graduate of Howard University and Howard University Law School and holds an M.A. in Religious Studies from the Hartford Seminary. Mr. Cloud has been a director since 1998. His current term as a director expires at the 2004 Annual Meeting.

Maurice J. DeWald
Director
Chair of Audit Committee
Member of Executive, Compensation and Corporate Governance Committees
Age: 63

        Mr. DeWald is Chairman of Verity Financial Group, Inc., a private investment firm that he founded in 1992. From 1962 through 1991, Mr. DeWald was with KPMG LLP, where he served at various times as a Director and as the Managing Partner of the Chicago, Orange County and Los Angeles offices. Mr. DeWald also was a founder of the firm's High Technology Industry Group. Mr. DeWald is a director of Mizuho Corporate Bank of California, Advanced Materials Group, Inc., and ARV Assisted Living, Inc. He also sits on the Advisory Council of the University of Notre Dame Mendoza School of Business. Mr. DeWald is a past Chairman and Director of United Way of Greater Los Angeles. He is a graduate of the University of Notre Dame. Mr. DeWald has been a director since 1991. Mr. DeWald will retire from the Board effective upon the election of directors at this year's Annual Meeting.

Van B. Honeycutt
Director
Member of Audit, Compensation and Corporate Governance Committees
Age: 58

        Mr. Honeycutt is Chairman and Chief Executive Officer of Computer Sciences Corporation ("CSC"), a publicly-traded company that is a leading provider of consulting, system integration and outsourcing services to industries and governments worldwide. Mr. Honeycutt was appointed President of CSC in 1993 and Chief Executive Officer in 1995. Prior to his appointment as Chief Executive Officer of CSC, Mr. Honeycutt was Chief Operating Officer. Mr. Honeycutt sits on the board of directors of Beckman Coulter, Inc. Mr. Honeycutt is a graduate of Franklin University and Stanford University's Executive Graduate Program. Mr. Honeycutt has been a director since 1999. His current term as a director expires at this year's Annual Meeting. Mr. Honeycutt will stand for election at this year's Annual Meeting.

Edward A. Kangas
Director
Age: 58

        Mr. Kangas served as chairman and chief executive officer of Deloitte Touche Tohmatsu International from 1989 to 2000, designing and leading the integration of a worldwide firm that today has over 100,000 employees in 140 countries. From 1989 to 1994, he also served as the Managing Partner of Deloitte & Touche (USA). Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. He was elected managing partner and chief executive officer of Touche Ross in 1985, a position he held through 1989. He was one of the chief architects of the 1989 global combination of Deloitte Haskins & Sells and Touche Ross. Since his retirement from Deloitte in 2000, Mr. Kangas has served as a consultant to Deloitte and as chairman of the National Multiple Sclerosis Society. He is also a director of Hovnanian Enterprises Inc., a leading national homebuilder. In addition, he serves as a trustee of the Committee for Economic Development and is a member of Beta Gamma Sigma Directors' Table. Mr. Kangas is currently a member of the board of trustees of the University of Kansas Endowment Association and a member of the University of Kansas Business School of Advisors, and he has served as a member of the board of overseers of The Wharton School at the University of Pennsylvania. A certified public accountant, Mr. Kangas holds a bachelor's degree and a master's degree in business administration from the University of Kansas. Mr. Kangas has been a director since April 2003. His current term as a director expires at this year's Annual Meeting. Mr. Kangas will stand for election at this year's Annual Meeting.

J. Robert Kerrey
Director
Member of Ethics, Quality & Compliance and Nominating Committees
Age: 59

        Mr. Kerrey has been President of New School University in New York City since January 2001. Prior to becoming President of New School University, Mr. Kerrey served as a U.S. Senator from the State of Nebraska from 1989 to 2000. Prior to his election to the U.S. Senate, Mr. Kerrey was Governor of the State of Nebraska from 1982 to 1987. Prior to his entering public service, Mr. Kerrey founded and operated a chain of restaurants and health clubs. Mr. Kerrey sits on the boards of directors of Jones Apparel Group, Inc. and the Concord Coalition. He also sits on the Board of Trustees of The Aerospace Corporation. Mr. Kerrey holds a degree in Pharmacy from the University of Nebraska. Mr. Kerrey has been a director since March 2001. His current term as a director expires at the 2004 Annual Meeting.

Lester B. Korn
Director
Chair of Nominating Committee
Member of Executive Committee
Age: 67

        Mr. Korn is Chairman and Chief Executive Officer of Korn Tuttle Capital Group, a diversified holding company based in Los Angeles, California. Mr. Korn served as the Chairman of Korn/Ferry International, an executive search firm that he founded, from 1969 until May 1991, when he retired and became Chairman Emeritus. From 1987 to 1988, he served as the United States Ambassador to the United Nations Economic and Social Council. During 1996, Mr. Korn was a member of the United States Presidential Delegation to observe the elections in Bosnia. He is a director of ConAm Properties, Ltd., the Performing Arts Center of Los Angeles County and the Council of American Ambassadors and a member of the Board of Trustees of the UCLA Foundation. He received a B.S. and an M.B.A. from UCLA. Mr. Korn has been a director since 1993. Mr. Korn will retire from the Board effective upon the election of directors at this year's Annual Meeting.

Floyd D. Loop, M.D.
Director
Member of Audit, Ethics, Quality & Compliance and Nominating Committees
Age: 67

        Dr. Loop is the Chief Executive Officer and Chairman of The Board of Governors of The Cleveland Clinic Foundation. Before becoming Chief Executive Officer in 1989, Dr. Loop was an internationally recognized cardiac surgeon. A graduate of Purdue University, he received his medical degree from George Washington University. He practiced cardiothoracic surgery for 30 years and headed the Department of Thoracic and Cardiovascular Surgery at The Cleveland Clinic from 1975 to 1989. Dr. Loop has authored more than 350 clinical research papers, chaired the Residency Review Committee for Thoracic Surgery and was President of the American Association for Thoracic Surgery. In 1999, he was appointed to the Medicare Payment Advisory Commission. Dr. Loop has been a director since 1999. His current term as a director expires at the 2005 Annual Meeting.

Mónica C. Lozano
Director
Member of Corporate Governance and Ethics, Quality & Compliance Committees
Age: 47

        Ms. Lozano is President and Chief Operating Officer of La Opinión, the largest Spanish-language newspaper in the United States, and Vice President of its parent company, Lozano Communications, Inc. Ms. Lozano is a director of The Walt Disney Company and Union Bank of California. She is a member of the Board of Directors of the California HealthCare Foundation, the National Council of La Raza and the Los Angeles County Museum of Art. In addition, Ms. Lozano is a member of the Board of Regents of the University of California and a Trustee of the University of Southern California. Ms. Lozano has been a director since July 24, 2002. Her current term as a director expires at the 2005 Annual Meeting.

Robert C. Nakasone
Director
Age: 55

        Mr. Nakasone has been Chief Executive Officer of NAK Enterprises, L.L.C., an investment and consulting company, since January 2000. Prior to that, he served as Chief Executive Officer of Toys "R" Us, Inc., a retail store chain, from February 1998 to September 1999. Previously, Mr. Nakasone served in other positions with Toys "R" Us, including President and Chief Operating Officer from January 1994 to February 1998 and Vice Chairman and President of Worldwide Toy Stores from January 1989 to January 1994. Mr. Nakasone also is a Director of eFunds Corporation and Staples, Inc. Mr. Nakasone has been a director since May 2003. His current term as a director expires at the 2004 Annual Meeting.

Directors by Class

Class 1 (term expires at the 2004 Annual Meeting of Shareholders)

Sanford Cloud, Jr.
Maurice J. DeWald*
J. Robert Kerrey
Robert C. Nakasone

Class 2 (term expires at the 2005 Annual Meeting of Shareholders)

Bernice B. Bratter*
Lester B. Korn*
Floyd D. Loop, M.D.
Mónica C. Lozano

Class 3 (term expires at the 2003 Annual Meeting of Shareholders)

Jeffrey C. Barbakow**
Lawrence Biondi, S.J.
Van B. Honeycutt
Edward A. Kangas

*
Retiring effective upon the election of directors at the Annual Meeting

**
Resigning from the Board immediately prior to the Annual Meeting. Upon the effectiveness of Mr. Barbakow's resignation, the size of the Board will be reduced by one director.

Nominees and Voting

        On April 18, 2003, the Board elected Mr. Kangas to the Board as a Class 3 director and voted to increase the size of the Board by one member to 11. On May 6, 2003, the Board elected Mr. Nakasone to the Board as a Class 1 director and again voted to increase the size of the Board by one member, to 12. Each of Messrs. Kangas and Nakasone qualifies as an independent director under the stringent independence standards (discussed in more detail on page 12) adopted by the Board and set forth in our Corporate Governance Principles (see Appendix A on page A-1). Our Board currently consists of 12 directors. Prior to the Annual Meeting, the Board's goal is to elect two additional directors who meet those stringent independence standards. Upon the election of each, the size of the Board will be increased by one member.

        In April 2003, we announced that directors Bratter, DeWald and Korn will be retiring from the Board at this year's Annual Meeting, and that director Barbakow would not be standing for re-election. Retiring directors Bratter, DeWald and Korn qualify as independent under the independence standards set forth in our Corporate Governance Principles. Upon their retirements the size of the Board will be reduced by four members. We have benefited greatly from the leadership roles taken by each of directors Barbakow, Bratter, DeWald and Korn over the many years of their service. We thank them for their tremendous contributions to the Board. Mr. Barbakow's service as Chief Executive Officer of the Company ended in May 2003, and he will relinquish his role as a director and Chair of the Board immediately prior to this year's Annual Meeting. Following Mr. Barbakow's retirement from the Board, the Board will elect an independent director to serve as Chair of the Board.

        On May 6, 2003, the Nominating Committee met and recommended that the Board nominate each of directors Biondi, Honeycutt and Kangas to serve as a director. On May 6, 2003, after considering the Nominating Committee's actions, the Board nominated each of the three directors to serve as a director.

        Directors currently are divided into three classes and serve overlapping three-year terms. Directors are to be elected by a plurality of the votes cast and votes may not be cumulated. The directors who comprise each class and the annual meeting at which each director's term expires are set forth above. As explained in more detail on page 46 below, the Board is recommending that our shareholders vote to declassify the Board. If that proposal is approved by our shareholders, beginning at this year's Annual Meeting, the Board will no longer be classified, but directors will serve the remainder of the term to which they were elected. Therefore, as each former class of directors comes up for election they will stand for a term ending at the next annual meeting rather than for a three-year term.

        The shares represented by proxies solicited by the Board will be voted for directors Biondi, Honeycutt and Kangas. The Board believes each of its nominees will be able and willing to serve as a director. If any nominee becomes unavailable, the Board's proxies will be voted for the remaining nominees and for such other person as the Board may recommend.

Shareholder Approval

        The three nominees receiving the highest number of affirmative votes of the shares voted shall be elected as directors. Votes withheld from any nominee and broker nonvotes are not counted for purposes of election of directors. Unless marked to the contrary, proxies solicited by the Board will be voted FOR the election of each nominee of the Board.

        The Board recommends that shareholders vote FOR its nominees for directors.

STOCK OWNERSHIP

        The table below indicates the shares, options and other securities of us and Broadlane, Inc. owned by our directors and each of the Named Executive Officers (as defined on page 22) as of April 30, 2003.

	Shares Beneficially Owned(1)
				Options Exercisable Prior to June 30, 2003				Percent of Class(2)
	Shares of Common Stock
Name
	Tenet		Broadlane(3)	Tenet		Broadlane		Tenet	Broadlane
Jeffrey C. Barbakow(4)	1,805,995	(5)	854,595	6,497,000		-0-		1.8%	2.5%
Lawrence Biondi, S.J.	8,002	(6)	-0-	94,581		-0-
Bernice B. Bratter	16,855	(7)	-0-	83,331		-0-
Sanford Cloud, Jr.	4,320	(8)	-0-	74,750		-0-
Maurice J. DeWald	14,355		-0-	102,081		-0-
Van B. Honeycutt	3,617	(9)	-0-	36,000		-0-
Edward A. Kangas(10)	-0-		-0-	36,000		-0-
J. Robert Kerrey	6,015	(11)	-0-	18,000		-0-
Lester B. Korn	34,050		-0-	36,000		-0-
Floyd D. Loop, M.D.	6,864	(12)	-0-	94,581		-0-
Mónica C. Lozano	3,784	(13)	-0-	54,000		-0-
Robert C. Nakasone(14)	-0-		-0-	-0-		-0-
Barry P. Schochet	63,661		260,950	590,000		90,000	(15)
Christi R. Sulzbach	12,797	(16)	61,400	312,501		29,310	(17)
Stephen D. Farber	15,508	(18)	65,600	216,250		22,500	(19)
Raymond L. Mathiasen	57,819	(20)	100,000	634,700	(20)	-0-
Trevor Fetter(21)	338,998		267,806	100,000		1,499,130			5.0%
David L. Dennis(22)	62,015		50,000	900,000		-0-
Thomas B. Mackey(23)	15,446		226,194	855,000		-0-
Executive officers and directors as a group (19 persons)	2,470,101		1,886,545	10,734,775		1,640,940		2.8%	10.0%

(1)
Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2)
Except as indicated, no executive officer or director beneficially owned, including options exercisable prior to June 30, 2003, more than one percent of Tenet's or Broadlane, Inc.'s outstanding shares of common stock. Broadlane offers group purchasing, procurement strategy, outsourcing and e-commerce services to the health care industry. At April 30, 2003, we owned 67.3 percent of Broadlane.

(3)
The shares listed in this column are shares of Broadlane common stock purchased by the individuals indicated. In January and February 2000, Broadlane offered shares of its common stock to approximately 434 of our employees. The shares were offered at $1.45 per share, which we believe was the fair market value of the shares on that date. Mr. Dennis purchased his Broadlane shares from us on April 3, 2000, at a purchase price of $5.71 per share, which we believe was the fair market value of the shares on that date.

(4)
On May 26, 2003, the Board, by mutual agreement, accepted the resignation of Mr. Barbakow from the position of Chief Executive Officer of the Company.

(5)
Includes 18,270 shares held by Mr. Barbakow's sons, 1,640,100 shares held in trust and 135,865 stock units credited to Mr. Barbakow's account under our 2001 Deferred Compensation Plan ("DCP"). (See page 19).

(6)
Includes 7,702 stock units credited to Fr. Biondi's account under the DCP.

(7)
Includes 355 stock units credited to Ms. Bratter's account under the DCP.

(8)
Includes 3,570 stock units credited to Mr. Cloud's account under the DCP.

(9)
These are stock units credited to Mr. Honeycutt's account under the DCP.

(10)
Mr. Kangas was elected to our board of directors in April 2003.

(11)
These are stock units credited to Mr. Kerrey's account under the DCP.

(12)
Includes 6,714 stock units credited to Dr. Loop's account under the DCP.

(13)
Includes 3,484 stock units credited to Ms. Lozano's account under the DCP.

(14)
Mr. Nakasone was elected to our board of directors in May 2003.

(15)
These options were granted on August 10, 2000, pursuant to the Broadlane 2000 Stock Incentive Plan. A total of 90,000 options were granted to Mr. Schochet. A total of 17,513 options became exercisable on December 31, 2000 and another 7,687 options became exercisable on August 10, 2001. Beginning on September 10, 2001, the remaining options become exercisable monthly in 2% increments.

(16)
Includes 1,792 stock units credited to Ms. Sulzbach's account under the DCP.

(17)
These options were granted on January 11, 2000, pursuant to the Broadlane 2000 Senior Executive Stock Incentive Plan. A total of 48,850 options were granted to Ms. Sulzbach. The options become exercisable (a) in equal installments on each of the first through fifth anniversaries of the date of grant, and (b) upon the initial public offering of Broadlane common stock.

(18)
Includes 5,508 stock units credited to Mr. Farber's account under the DCP.

(19)
These options were granted on January 11, 2000, pursuant to the Broadlane 2000 Senior Executive Stock Incentive Plan. A total of 37,500 options were granted to Mr. Farber. The options become exercisable (a) in equal installments on each of the first through fifth anniversaries of the date of grant, and (b) upon the initial public offering of Broadlane common stock.

(20)
These shares and options are held in trust.

(21)
From October 1995 to June 1996, Mr. Fetter served as our Executive Vice President. From June 1996 to January 1999, he served as our Executive Vice President and Chief Financial Officer. From January 1999 to February 2000, he served as our Chief Corporate Officer and Chief Financial Officer. From March 2000 to November 2002, Mr. Fetter served as chairman and chief executive officer of Broadlane, Inc. Mr. Fetter became our President effective November 7, 2002 and our acting Chief Executive Officer on May 27, 2003. All of the Broadlane options reflected in the table above were granted by Broadlane to Mr. Fetter in his capacity as chairman and chief executive officer of Broadlane. Includes 10,200 shares held by Mr. Fetter's spouse, 10,000 shares held in trust and 18,798 stock units credited to Mr. Fetter's account under the DCP.

(22)
Mr. Dennis resigned from the position of Vice Chairman, Chief Corporate Officer and Chief Financial Officer in the Office of the President effective November 7, 2002.

(23)
Mr. Mackey retired from the position of Chief Operating Officer in the Office of the President effective November 7, 2002.

Tenet's Corporate Governance

        The Board believes that sound principles of corporate governance serve the best interests not only of our shareholders, but also of our other constituencies, such as patients, physicians who practice at our hospitals, employees, customers, suppliers and communities where we do business. Recently, the Board adopted a set of Corporate Governance Principles, included as Appendix A to this Proxy Statement, that provide the framework for our governance. Our Corporate Governance Principles also may be found on our web site at www.tenethealth.com.

        Our Corporate Governance Principles address such matters as director independence, director qualifications and responsibilities, director compensation, director and officer stock ownership and retention guidelines, CEO succession and Board performance evaluations. As part of these principles, the Board adopted voluntary independence standards that are more stringent than those proposed by the New York Stock Exchange ("NYSE").

        Under the Board's new independence standards, two-thirds of the Board must be independent. A director is not independent if (1) any entity affiliated with the director or an immediate family member receives the greater of (x) $200,000 or (y) one percent of its gross revenues from us in any year (beginning April 1, 2005, for existing directors and immediately for new directors, there will be a zero tolerance standard under this point (1)), or (2) from June 1, 2003, forward, either we or the Tenet Healthcare Foundation make grants to any charitable organization affiliated with the director or an immediate family member other than up to $10,000 in matching grants each year. The Board also determined that the Audit, Compensation and Nominating Committees must be comprised exclusively of independent directors. Under our new independence standards, the Board has determined that every director, with the exceptions of Mr. Barbakow and Fr. Biondi, is independent. (See "Certain Relationships and Related Transactions" on page 43.)

Tenet's Policies on Business Ethics and Conduct

        All of our employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, are required to abide by our Standards of Conduct to ensure that our business is conducted in a consistently legal and ethical manner. These Standards of Conduct reflect our basic values and form the foundation of a comprehensive process that includes compliance with all corporate policies, procedures and practices. Our Standards of Conduct cover such areas as quality patient care, compliance with all applicable laws and regulations, appropriate use of our assets, appropriate treatment of patient and company records and avoiding conflicts of interest. All employees are required to report incidents that they believe in good faith may be in violation of the Standards of Conduct and are encouraged to contact our toll-free Ethics Action Line when they have questions about the Standards of Conduct or other ethics concerns. The full text of our Standards of Conduct is published on our web site at www.tenethealth.com. A copy of our Standards of Conduct also is available upon written request to our Corporate Secretary.

Board and Committee Membership

        Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Generally, all material decisions are considered by the Board as a whole. The Board also operates through the following committees considered to be necessary or appropriate for the operation of a publicly-owned health care company: Audit Committee, Compensation Committee, Corporate Governance Committee, Ethics, Quality & Compliance Committee, Executive Committee and Nominating Committee. Each of the Board's committees operates under a written charter that is reviewed annually. The Board and each committee generally may retain independent advisors and consultants.

        The Board met seven times during the 2002 Transition Period. The Board regularly meets in executive session. All directors who served during the 2002 Transition Period participated in at least 75 percent of the aggregate of meetings of the Board and the committees on which she or he served, during the period she or he served as a director. Mr. Barbakow is considered an employee director for purposes of the following discussion. All of the other directors are nonemployee directors.

        During the 2002 Transition Period, the Audit Committee consisted of directors DeWald (Chair), Biondi, Cloud, Honeycutt and Loop. The purposes of the Audit Committee are to provide Board oversight of: the integrity of our financial statements, our compliance with legal and regulatory requirements with respect to our accounting, internal accounting controls and auditing matters, the independent auditors' qualifications, independence and performance and the performance of our internal audit function. The Audit Committee has the sole authority to select and retain our independent auditors. Fr. Biondi resigned from the Audit Committee in March 2003 because he did not meet the Board's newly adopted independence standards for Audit Committee members. All of the remaining members of the Committee meet those standards. The Audit Committee met four times during the 2002 Transition Period. The Audit Committee regularly meets in executive session. The Audit Committee charter is included as Appendix B to this Proxy Statement. The Audit Committee Report may be found on page 15. As director DeWald will be retiring from the board at the conclusion of this year's annual meeting, a new Chair of the Audit Committee will be chosen at the first Board meeting following the Annual Meeting.

        During the 2002 Transition Period, the Compensation Committee consisted of directors Bratter (Chair), DeWald and Honeycutt. The Compensation Committee has the authority to establish a general compensation policy for the Company and has responsibility for the determination of compensation paid to our directors and executive officers. The Compensation Committee directly or indirectly oversees the administration of all of our employee benefit plans, including stock incentive plans, long-term incentive plans, annual incentive plans, deferred compensation plans, qualified and nonqualified retirement plans, stock purchase plans and medical, dental and insurance plans. The Compensation Committee determines the directors, officers, employees, advisors and consultants eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. With respect to our qualified pension plans, the Compensation Committee is responsible for approving investment policies, reviewing actuarial information concerning the plans and monitoring our retirement savings plans. The Compensation Committee met six times during the 2002 Transition Period. The Compensation Committee regularly meets in executive session. All of the members of the Compensation Committee meet the Board's independence standards for Compensation Committee members. As director Bratter will be retiring from the Board at the conclusion of this year's annual meeting, a new Chair of the Compensation Committee will be chosen at the first Board meeting following the Annual Meeting.

        During the 2002 Transition Period, the Corporate Governance Committee consisted of directors Cloud (Chair), DeWald and Honeycutt. The Corporate Governance Committee is responsible for identifying and evaluating existing and potential corporate governance matters relevant to us and making recommendations to the Board concerning corporate governance matters and proposals submitted by shareholders. The Corporate Governance Committee met two times during the 2002 Transition Period.

        During the 2002 Transition Period, the Ethics, Quality & Compliance Committee (the "Ethics Committee") consisted of directors Biondi (Chair), Cloud, Kerrey and Loop. The purpose of the Ethics Committee is to provide oversight of our procedures and systems for ensuring that: our employees, directors and operations comply with all applicable laws and regulations related to government programs; we, including our directors and employees, act in accordance with appropriate ethical standards; and our subsidiaries' hospitals deliver quality medical care to their patients. The Ethics Committee also reviews proposed related party transactions and determines whether such transactions are appropriate for the Board to consider. The Ethics Committee met three times during the 2002 Transition Period.

        During the 2002 Transition Period, the Executive Committee consisted of directors Barbakow (Chair), Bratter, DeWald and Korn. The Executive Committee, which met once during the 2002 Transition Period, may exercise all of the powers of the Board in the management of our business and affairs when the Board is not in session, but may not fill vacancies on the Board, change the membership of, or fill vacancies in, any committee of the Board, adopt, amend or repeal the bylaws or declare dividends. In January 2003, the Board amended our bylaws to provide that the Executive Committee be comprised of the chair of each committee of the Board. As director Barbakow is retiring from the Board, the new Chair of the Board will become the Chair of the Executive Committee.

        During the 2002 Transition Period, the Nominating Committee consisted of directors Korn (Chair), Biondi, Bratter, Kerrey and Loop. The Nominating Committee met three times during the 2002 Transition Period. The Nominating Committee is responsible for making recommendations to the Board regarding the minimum qualifications of candidates for the Board, nominees to fill vacancies on the Board and Board committees, supervising the director selection process, and reviewing the tenure of Board members and the size, composition and committee structure of the Board. Fr. Biondi resigned from the Nominating Committee in March 2003 because he did not meet the Board's independence standards for Nominating Committee members. All of the remaining members of the Committee meet those standards. As director Korn will be retiring from the Board at the conclusion of the Annual Meeting, a new Chair of the Nominating Committee will be chosen at the first Board meeting following the Annual Meeting.

        The Nominating Committee also considers nominees to the Board recommended by shareholders. Shareholders may recommend nominees by writing to our Secretary.

AUDIT COMMITTEE REPORT

        The Audit Committee is made up of the four members named below. The Board requires that each member of the Committee be an independent director as defined by the proposed New York Stock Exchange rules, the rules of the Securities and Exchange Commission ("SEC") and the Board's newly adopted independence standards and each member of the Audit Committee is independent under those criteria. In addition, the Board has determined that Maurice J. DeWald, who we expect will serve as Chair of the Committee until the Annual Meeting, is both independent and an audit committee financial expert, as defined by SEC rules. The Board will select a replacement for Mr. DeWald as Chair of the Audit Committee no later than its first meeting following the Annual Meeting, and the new Chair will also meet these criteria. Recently, the Committee revised its written charter, which was then approved by the Board. The revised charter is included as Appendix B to this Proxy Statement.

        The Committee, on behalf of the Board, oversees the Company's financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management and the Company's independent auditors each Quarterly Report on Form 10-Q filed during the 2002 Transition Period (the "Forms 10-Q"), as well as the audited consolidated financial statements and the footnotes thereto in the Company's Transition Report on Form 10-K for the 2002 Transition Period (the "Form 10-K"), before the Forms 10-Q and Form 10-K were filed with the SEC. The Committee discussed with management the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Committee also reviewed with management and the Company's independent auditors each press release concerning earnings prior to it being released.

        The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements to accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by the Committee with the Company's independent auditors under auditing standards generally accepted in the United States of America, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and Statement on Auditing Standards No. 90 (Audit Committee Communications). The Company's independent auditors have expressed an opinion in their Independent Auditors Report that the Company's 2002 Transition Period audited consolidated financial statements conform to accounting principles generally accepted in the United States of America.

        The Committee discussed with the independent auditors the independent auditors' independence from management and the Company, and received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In concluding that the independent auditors are independent, the Committee considered, among other factors, whether the non-audit services provided by KPMG (as described below) were compatible with their independence. The Committee also retained the independent auditors and made it clear to the independent auditors that the independent auditors report directly to the Committee and not to management.

        The Committee discussed with the Company's internal and independent auditors the overall scopes and plans for their respective audits. The Committee met separately in executive session with each of the internal and independent auditors to discuss, among other matters, the results of their audits, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the Company's 2002 Transition Period audited consolidated financial statements be included in the Form 10-K and filed with the SEC. The Committee also recommended that the Board select KPMG to serve as the Company's independent auditors for calendar year 2003.

Members of the Audit Committee

Maurice J. DeWald, Chair
Sanford Cloud, Jr.
Van B. Honeycutt
Floyd D. Loop, M.D

Fees Billed By Independent Auditors

	2002 Transition Period	Fiscal Year Ended May 31, 2002
Audit fees related to the consolidated financial statements and quarterly reviews(1)	$1,800,000	$2,583,000
Audit related fees(2)	335,904	280,000
Tax services(3)	586,511	681,000
All other(4)	56,000	1,027,000

(1)
Both columns include fees for the audit of the Company's consolidated financial statements and related quarterly reviews. The column for the 2002 Transition Period includes $50,000, and the column for the fiscal year ended May 31, 2002 includes $1,538,000, of fees for audits of certain of the Company's subsidiaries and partnerships that are required by statute or regulation, including statutory reporting, and fees related to comfort letters, consents and reviews of filings with the Securities and Exchange Commission.

(2)
Audit related fees consisted principally of fees for audits of financial statements of employee benefit plans and audit or attestation services not required by statute or regulation, including agreed-upon procedures and assistance with due diligence.

(3)
Tax fees consisted of tax compliance, planning and advice.

(4)
All other fees consisted of financial planning and education services for certain of the Company's officers and various advisory services, including a disbursement cycle evaluation.

        On May 1, 2003, the Audit Committee adopted a revised Audit Committee Charter which requires either the Audit Committee or a member of the Audit Committee to pre-approve all audit and non-audit services provided to the Company by the Company's independent auditors, in accordance with any applicable law, rules or regulations. This pre-approval process was not in effect and pre-approval of all non-audit services was not required by any applicable law, rule or regulation at the time our independent auditors were engaged to provide non-audit services with respect to the 2002 Transition Period.

Director Compensation

        During the 2002 Transition Period, our nonemployee directors each received a prorated portion of their $65,000 annual retainer. The nonemployee directors also received $1,500 per Board meeting and $1,200 per committee meeting attended. Each nonemployee director serving as the chair of a committee received an annual fee of $12,000. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings.

  2001 Stock Incentive Plan

        We believe that our 2001 Stock Incentive Plan (the "2001 SIP"), which was approved by our shareholders at the 2001 Annual Meeting, promotes our interests and those of our shareholders by strengthening our ability to attract, motivate and retain directors of training, experience and ability, encouraging the highest level of director performance, and providing directors with a proprietary interest in our financial success and growth.

        The 2001 SIP is administered by the Compensation Committee. All of our nonemployee directors are eligible to participate in the 2001 SIP. Under the terms of the 2001 SIP, the Board determines the number of options to be granted to each nonemployee director. The Board currently grants options to nonemployee directors pursuant to a formula under which each nonemployee director receives an automatic grant, on the last Thursday of October of each year, of options to purchase the greater of (x) 18,000 shares of common stock and (y) the number of shares of common stock determined by dividing (i) the product of four times the then-existing annual retainer fee, by (ii) the closing price of the common stock on the NYSE on the date of grant. On October 31, 2002, each nonemployee director was granted an option to purchase 18,000 shares of common stock. Each such option, which vested immediately upon grant and has a 10-year term, permits the holder to purchase shares at their fair market value on the date of grant, which was $28.75 on October 31, 2002. In addition, on the last Thursday of the month in which new nonemployee directors are elected to the Board they are granted options to acquire two times the greater of (x) 18,000 shares of common stock and (y) the number of shares of common stock determined by dividing (i) the product of four times the then-existing annual retainer fee, by (ii) the closing price of the common stock on the NYSE on the date of grant. Unless otherwise determined by the Board, each such option will be fully vested immediately upon its grant. On April 24, 2003 and May 29, 2003, respectively, each of directors Kangas and Nakasone received options to purchase 36,000 shares of our common stock according to the immediately foregoing formula.

        Under the terms of the 2001 SIP, a nonemployee director may make an election to convert all or a portion of her or his annual retainer into options, provided that at the time the nonemployee director makes such an election, she or he meets the Board's stock ownership guidelines. (See "Stock Ownership Guidelines" below.) A nonemployee director who makes such an election will receive a number of options equal to (x) four times the amount of the annual retainer to be converted into options divided by (y) the fair market value of our common stock on the day that the nonemployee director otherwise would have received payment of the annual retainer. None of our nonemployee directors has made such an election.

        If a nonemployee director is removed from office by our shareholders, is not nominated for reelection by the Board or is nominated by the Board but is not reelected by our shareholders, then the options granted under the 2001 SIP will expire one year after the date of removal or failure to be elected unless during such one-year period the nonemployee director dies or becomes permanently and totally disabled, in which case the option will expire one year after the date of death or permanent and total disability. If the nonemployee director retires, the options granted under the 2001 SIP will continue to be exercisable and expire in accordance with their terms. If the nonemployee director dies or becomes permanently and totally disabled while serving as a nonemployee director, the options granted under the 2001 SIP will expire five years after the date of death or permanent and total disability unless by their terms they expire sooner. The maximum term of an option is 10 years from the date of grant.

        In the event of any future change in our capitalization, such as a stock dividend or stock split, the Compensation Committee may make an appropriate and proportionate adjustment to the numbers of shares subject to then-outstanding awards, as well as to the maximum number of shares available for future awards.

        The 2001 SIP also provides for all outstanding awards that are not vested fully to vest fully without restrictions in the event of certain conditions, including our dissolution or liquidation, a reorganization, merger or consolidation that results in our not being the surviving corporation, or upon the sale of all or substantially all of our assets, unless provisions are made in connection with such transaction for the continuance of the 2001 SIP with adjustments appropriate to the circumstances.

        In addition, upon the occurrence of a change of control, any options held by nonemployee directors that have not already vested will be fully vested and any restrictions upon exercise will immediately cease. For purposes of the 2001 SIP, a change of control will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) any entity makes a filing under Section 13(d) or 14(d) of the Securities Exchange Act of 1934 with respect to us which discloses an intent to acquire control of the Company in a transaction or series of transactions not approved by the Board.

  Stock Ownership and Stock Option Exercise Retention Guidelines

        In March 2003, the Board adopted stock ownership guidelines that require each director to own shares of our stock with a value equal to three times the annual retainer by the later of March 12, 2008 and five years after the date on which the director joins the Board. In March 2003, the Board adopted stock option exercise retention guidelines that require directors to hold for at least one year following an option exercise the "net shares" received upon the exercise of stock options. For this purpose, "net shares" means the number of shares obtained by exercising the option, less the number of shares sold to pay the exercise price of the option and any taxes and transaction costs due upon the exercise.

  Deferred Compensation Plan

        Under our 2001 Deferred Compensation Plan ("DCP"), directors, officers and other employees may defer all or a portion of their compensation. Individuals who elect to defer all or a portion of their compensation may request that the following types of investment crediting rates be applied to their deferred compensation: an annual rate of interest equal to one percent below the prime rate of interest; a rate of return based on one or more benchmark mutual funds; or a rate of return based on the performance of the price of our common stock, designated as stock units that are payable in shares of our common stock. Deferred compensation invested in stock units may not be transferred out of stock units. Compensation deferred by directors, officers and other employees is distributed when service or employment terminates and is paid either in a lump sum or in equal monthly installments.

        In order to facilitate ownership of our stock by our directors, we make a supplementary contribution to the deferred compensation accounts of directors who request that their deferred compensation be invested in stock units. On each date on which a director's deferred compensation is invested in stock units, we make a contribution, which also is invested in stock units, in an amount equal to 15 percent of the amount of the director's deferral. During the 2002 Transition Period, directors Biondi, Bratter, Cloud, Honeycutt, Kerrey, Loop and Lozano elected to defer a portion of their compensation and requested that all or a portion of their deferred compensation be invested in stock units. The dollar value of our supplementary contribution to each of their stock unit accounts during the 2002 Transition Period was: Fr. Biondi, $8,339; Ms. Bratter, $816; Mr. Cloud, $1,455; Mr. Honeycutt, $3,810; Mr. Kerrey, $6,720; Dr. Loop, $7,080; and Ms. Lozano $4,360. We do not make such supplementary contributions on behalf of officers or other employees.

        We established a trust for the purpose of securing our obligations to make distributions under the DCP. The trust is a "rabbi trust" and is funded with 3,375,000 shares of our common stock. The trustee will make required payments to participants in the event that we fail to make such payments for any reason other than our insolvency. In the event of our insolvency, the assets of the trust will be subject to the claims of our general creditors. In the event of a change of control, we are required to fund the trust in an amount that is sufficient, together with all assets then held by the trust, to pay each participant the benefits to which the participant would be entitled as of the date of the change of control.

        For purposes of the DCP, a change of control will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) individuals who, as of August 1, 2000, constitute the Board (the "Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the Incumbent Board and elected to the Board after August 1, 2000, will be deemed to be included in the Incumbent Board. Individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the Incumbent Board) will be deemed not to be included in the Incumbent Board.

  Directors Retirement Plan

        Our Directors Retirement Plan (the "DRP") was discontinued as to all directors joining the Board after October 6, 1999. Thus, nonemployee directors Biondi, Bratter, Cloud, DeWald, Korn and Loop participate in the DRP and nonemployee directors Honeycutt, Kerrey, Lozano, Kangas and Nakasone are not eligible to participate because they joined the Board after October 6, 1999. Since Mr. Barbakow was an employee director he is not eligible to participate.

        Under the DRP, we are obligated to pay to a director an annual retirement benefit for a period of 10 years following retirement. The annual retirement benefit is based on years of service as a director and is equal to the lower of (x) the amount of the annual Board retainer (currently $65,000) at the time an eligible director retires and (y) $25,000, increased by a compounded rate of six percent per year from 1985 to the directors' termination of service. The retirement benefits are paid monthly. Each of nonemployee directors DeWald, Bratter and Korn, who have announced their intention to retire effective as of the conclusion of this year's Annual Meeting, will receive $65,000 annually under the DRP.

        A director's interest in the retirement benefit becomes partially vested after five years of service as a director and fully vested after 10 years of service as a director. A director's interest also will become fully vested if the director stands for election and is not elected by our shareholders. Participants may elect to receive the retirement benefits in the form of a joint and survivor annuity, and the participant and her/his surviving spouse may designate a beneficiary as the recipient of the joint and survivor annuity in the event both should die before all payments have been made. The present value of the joint and survivor annuity will be actuarially equivalent to the present value of the payments that would be made over the 10-year period referred to above.

        Retirement benefits under the DRP, with certain adjustments, are paid to directors whose services are terminated for any reason other than death prior to normal retirement, so long as the director has completed at least five years of service. In the event of the death of any director, before or after retirement, the retirement benefit will be paid to her/his surviving spouse, eligible children under the age of 21 or the designated beneficiary discussed above. In the event of a change of control followed by a director's termination of service or a director's failure to be reelected upon the expiration of her/his term in office, directors will be deemed fully vested in the DRP without regard to years of service and will be entitled to receive full retirement benefits.

        For purposes of the DRP, a change of control will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) during any two-year period after January 1, 1985, individuals who at the beginning of such period constitute the Board cease for any reason other than death or disability to constitute at least a majority of the Board.

  Directors Life Insurance Program

        Our Directors Life Insurance Program (the "Program") was discontinued as to all directors joining the Board after October 6, 1999. As of December 31, 2002, nonemployee directors Biondi, Bratter, Cloud, DeWald, Korn and Loop had elected to participate in the Program and life insurance policies had been purchased by policy owners on each of their lives and on the life of another person designated by each. Nonemployee directors Honeycutt, Kerrey, Lozano, Kangas and Nakasone are not eligible to participate in the Program because they joined the Board after October 6, 1999. Since Mr. Barbakow was an employee director he is not eligible to participate.

        Under the Program, we may enter into a split dollar life insurance agreement with a policy owner designated by a director providing for the purchase of a joint life, second-to-die, life insurance policy insuring the lives of the director and another person designated by the director. The amount of insurance purchased will be sufficient to provide a death benefit of at least $1,000,000 to the beneficiaries designated by the policy owner, and to allow us to recover the premiums we have paid towards keeping the policies in force until the deaths of both the director and the designated other person.

        Each year the policy owner pays to the insurer the cost of the term portion of the policy and we pay a taxable bonus to each director in the amount that approximates the cost of a one-year $1,000,000 non-renewable term life insurance policy. A participating director may choose to reimburse the policy owner for the amount paid for the term portion of the policy. We pay the full cost of the policy, less the amount paid by the policy owner each year for the term portion of the policy, in annual installments over approximately seven years.

COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE

        As noted above, we changed our fiscal year end from May 31 to December 31, effective December 31, 2002. The following table summarizes the compensation paid by us for the 2002 Transition Period and the fiscal years ended May 31, 2002, 2001 and 2000 to (1) the person acting as Chief Executive Officer at December 31, 2002, (2) our four most highly compensated executive officers during the 2002 Transition Period, (3) our recently elected new President and acting Chief Effective Officer, and (4) two additional individuals who would have been included as two of the four most highly compensated individuals but for the fact that the two individuals were not serving as executive officers at December 31, 2002 (collectively, the "Named Executive Officers").

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary($)(1)		Bonus($)(1)		Other Annual Compensation ($)(2)		Securities Underlying Options(#)	All Other Compensation ($)(3)
Barbakow(4) Chairman and Former CEO	2002 Transition 5/31/2002 5/31/2001 5/31/2000	727,592 1,204,275 1,158,000 1,124,000		-0- 4,178,834 3,359,000 1,802,115	(5)	67,687 146,959 70,876 65,596	(6) (6) (6) (6)	-0- 1,500,000 1,500,000 -0-	153,698 102,612 98,112 64,471
Schochet(7) Vice Chairman	2002 Transition 5/31/2002 5/31/2001 5/31/2000	328,750 544,000 523,000 508,000		-0- 1,203,280 917,551 552,740		-0- -0- -0- -0-		275,000 195,000 135,000 180,000	50,070 48,034 39,208 30,974
Sulzbach Chief Corporate Officer & General Counsel	2002 Transition 5/31/2002 5/31/2001 5/31/2000	270,938 426,500 410,000 380,000		-0- 951,700 791,404 432,325	(8) (8)	-0- -0- -0- -0-		275,000 187,500 172,500 97,500	38,693 37,827 29,907 8,511
Farber(9) Chief Financial Officer	2002 Transition 5/31/2002 5/31/2001 5/31/2000	242,801 363,991 350,000 291,667		-0- 665,280 599,800 291,495		51,595 78,399 138,128 184,751	(10) (10) (10) (10)	275,000 123,750 112,500 75,000	29,960 31,762 7,410 7,142
Mathiasen EVP & Chief Accounting Officer	2002 Transition 5/31/2002 5/31/2001 5/31/2000	258,833 428,500 412,000 400,000		-0- 956,160 794,913 435,921	(11) (11)	-0- 51,849 54,508 59,834	(12) (12) (12)	150,000 165,000 150,000 210,000	39,066 38,447 30,841 24,612
Fetter(13) CEO and President	2002 Transition	332,500	(14)	-0-		-0-		450,000	-0-
Dennis(15) Former Chief Corporate Officer & CFO	2002 Transition 5/31/2002 5/31/2001 5/31/2000(16)	447,500 725,000 641,667 150,000		-0- 2,182,250 1,611,090 245,000		73,435 96,690 91,847 -0-	(17) (17) (17)	-0- 225,000 225,000 675,000	83,023 74,247 30,052 -0-
Mackey(18) Former Chief Operating Officer	2002 Transition 5/31/2002 5/31/2001 5/31/2000	447,500 725,000 650,000 633,000		-0- 2,182,250 1,611,090 879,531		113,641 219,114 325,553 315,581	(19) (19) (19) (19)	-0- 675,000 225,000 225,000	83,043 74,262 52,434 11,543

(1)
Includes compensation deferred at the election of a Named Executive Officer.

(2)
A -0- in this column means that no such compensation was paid other than perquisites that have not been included because their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10 percent of salary plus bonus.

(3)
The aggregate amounts set forth in "All Other Compensation" include the following: (i) matching company contributions to the Tenet Retirement Savings Plan, (ii) matching company contributions on a portion of compensation deferred under our Deferred Compensation Plan (the "DCP") and (iii) certain amounts in respect of life insurance and disability insurance policies available under our Supplemental Executive Retirement Plan ("SERP"). The following table reflects the amount of each of the foregoing paid to each of the Named Executive Officers in the 2002 Transition Period.

	Barbakow	Schochet	Sulzbach	Farber	Mathiasen	Fetter	Dennis	Mackey
Tenet Retirement Savings Plan	-0-	-0-	517	821	-0-	-0-	-0-	-0-
Deferred Compensation Plan	146,893	45,825	34,516	26,134	34,911	-0-	78,708	78,708
Life and Disability Insurance Under SERP	6,805	4,245	3,660	3,005	4,155	-0-	4,315	4,335
(4)
On May 26, 2003, the Board, by mutual agreement, accepted the resignation of Mr. Barbakow from the position of Chief Executive Officer of the Company.

(5)
The total for 2001 includes $2,000,000 awarded to Mr. Barbakow under the 1997 Annual Incentive Plan and a $1,359,000 discretionary contribution made to Mr. Barbakow's DCP account. Mr. Barbakow became entitled to the distribution of his DCP account, including the discretionary contribution upon termination of his employment.

(6)
The total for the 2002 Transition Period includes $18,060 of membership fees, organizational dues and related expenses. The totals for fiscal years 2002 and 2001 include $66,962 and $36,786, respectively, that are the incremental cost to us of Mr. Barbakow's personal use of our aircraft. The totals for fiscal years 2002, 2001 and 2000 include $12,331, $34,090 and $47,290, respectively, of corporate-sponsored automobile use.

(7)
Mr. Schochet was elected as an executive officer effective November 22, 2002.

(8)
The totals for fiscal years 2002 and 2001 include $904,180 and $719,304 awarded to Ms. Sulzbach under the 2001 Annual Incentive Plan and 1997 Annual Incentive Plan, respectively, and $47,520 and $72,100, respectively, of discretionary contributions made by us to Ms. Sulzbach's DCP account. Ms. Sulzbach will not be entitled to receive the discretionary contributions until termination of employment.

(9)
Mr. Farber was elected as an executive officer effective November 7, 2002.

(10)
The totals for the 2002 Transition Period and fiscal years 2002, 2001 and 2000, include $34,615, $60,000, $60,120 and $171,731, respectively, of relocation-related expenses reimbursed to Mr. Farber pursuant to a relocation program.

(11)
The totals for fiscal years 2002 and 2001 include $908,420 and $722,813 awarded to Mr. Mathiasen under the 2001 Annual Incentive Plan and 1997 Annual Incentive Plan, respectively, and $47,740 and $72,100, respectively, of discretionary contributions made by us to Mr. Mathiasen's DCP account. Mr. Mathiasen will not be entitled to receive the discretionary contributions until termination of employment.

(12)
The totals for fiscal years 2002, 2001 and 2000 include $18,100, $18,084 and $17,600, respectively, of corporate-sponsored automobile use and $20,699, $29,529 and $35,700, respectively, of relocation-related expenses reimbursed to Mr. Mathiasen pursuant to a relocation program.

(13)
Although Mr. Fetter became our President on November 7, 2002 and our acting Chief Executive Officer on May 27, 2003, he did not receive sufficient compensation during the 2002 Transition Period to require us to report his compensation, we are voluntarily disclosing compensation information regarding Mr. Fetter in order to provide our shareholders more disclosure about our current executive officers.

(14)
Includes $218,750 paid to Mr. Fetter as compensation for his services to Broadlane, Inc. and $113,750 paid to Mr. Fetter as compensation for his services to us.

(15)
Mr. Dennis resigned from the position of Vice Chairman, Chief Corporate Officer and Chief Financial Officer in the Office of the President effective November 7, 2002. From the date of his resignation through December 31, 2002, Mr. Dennis received salary continuation in the amount of $115,000, which amount is included in the above table, under the letter of employment dated February 18, 2000 described below at page 33.

(16)
Mr. Dennis was elected as an executive officer effective March 1, 2000.

(17)
The totals for the 2002 Transition Period and fiscal years 2002 and 2001 include $37,504, $37,445 and $32,048, respectively, that are the incremental cost to us attributable to Mr. Dennis' personal use of our aircraft. The totals for fiscal years 2002 and 2001 also include $24,200 and $24,177, respectively, of corporate-sponsored automobile use. The total for 2001 also includes $24,973 of membership fees, organizational dues and related expenses.

(18)
Mr. Mackey retired from the position of Chief Operating Officer in the Office of the President effective November 7, 2002. From the date of his retirement through December 31, 2002, Mr. Mackey received a total of $195,000 as the equivalent of salary continuation for three months, which was paid as consulting fees, under the Consulting and Non-Compete Agreement dated November 8, 2002 described below at page 33. $115,000 of that amount is included in the above table.

(19)
The totals for the 2002 Transition Period and fiscal years 2002, 2001 and 2000 include $85,447, $152,108, $94,017 and $265,148, respectively, of relocation-related expenses reimbursed to Mr. Mackey pursuant to a relocation program. The total for 2001 also includes $186,604 of membership fees, organizational dues and related expenses.

OPTION GRANTS DURING THE 2002 TRANSITION PERIOD

        The following table sets forth information concerning options granted to the Named Executive Officers during the 2002 Transition Period.

	Individual Grants
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in the 2002 Transition Period(2)	Exercise Price ($/Share)(3)	Expiration Date(4)	Grant Date Present Value($)(5)
Barbakow(6)	-0-	-0-	-0-	-0-	-0-
Schochet	275,000	2.4	17.56	12/10/2012	3,066,250
Sulzbach	275,000	2.4	17.56	12/10/2012	3,066,250
Farber	275,000	2.4	17.56	12/10/2012	3,066,250
Mathiasen	150,000	1.3	17.56	12/10/2012	1,672,500
Fetter(7)	450,000	3.8	27.95	11/07/2012	6,637,500
Dennis	-0-	-0-	-0-	-0-	-0-
Mackey	-0-	-0-	-0-	-0-	-0-

(1)
These options other than those granted to Mr. Fetter vest as follows: One-third will vest on the first anniversary of the grant date if the closing price of the Company's stock is at $24 or above and has been at that price level for at least 20 consecutive trading days immediately preceding such anniversary. If the closing price is below that level, then one-third of the options will vest at any time after the first anniversary that the closing price is at least $24 and has been so for at least 20 consecutive trading days. An additional one-third will vest on the second anniversary of the grant date if the closing price is at $27 or above and has been at that price level for at least 20 consecutive trading days immediately preceding such anniversary. If the closing price on the second anniversary is below that level, then the additional one-third of the options will vest at any time after the second anniversary that the closing price is at least $27 and has been so for at least 20 consecutive trading days. The remaining one-third will vest on the third anniversary of the grant date if the closing price is at $30 or above and has been at that price level for at least 20 consecutive trading days immediately preceding such anniversary. If the closing price on the third anniversary is below that level, then the remaining one-third of the options will vest at any time after the third anniversary that the closing price is at least $30 and has been so for at least 20 consecutive trading days. All previously unvested options will vest on the fourth anniversary of the grant date. The options granted to Mr. Fetter vest ratably over a three-year period. All of Mr. Barbakow's unvested options vested upon the termination of his employment effective May 27, 2003 pursuant to the terms of the Tenet Executive Severance Protection Plan, which is described on page 34.

(2)
The percentages shown are percentages of the total number of options granted to employees to purchase our common stock.

(3)
All options to purchase our common stock are exercisable at a price equal to the closing price of our common stock on the date of grant.

(4)
All options expire 10 years from the date of grant.

(5)
The Grant Date Present Values of the options granted to the Named Executive Officers during the 2002 Transition Period were derived using a standard Black-Scholes stock option valuation model. The valuation data and assumptions used to calculate the values for the options granted to all Named Executive Officers other than Mr. Fetter were as follows:

Date of Grant	12/10/2002
Stock Price	$17.56
Exercise Price	$17.56
Expected Dividend Yield	0%
Expected Volatility	51.40%
"Risk Free" Interest Rate	3.93%
Expected Life (Years)	9
Present Value/Option	$11.15

  The valuation data and assumptions used to calculate the values for the options granted to Mr. Fetter were as follows:

Date of Grant	11/07/2002
Stock Price	$27.95
Exercise Price	$27.95
Expected Dividend Yield	0%
Expected Volatility	38.12%
"Risk Free" Interest Rate	3.74%
Expected Life (Years)	9
Present Value/Option	$14.75

  The Expected Volatility is derived using daily data drawn from the five years preceding the Date of Grant. The Risk Free Interest Rate is the approximate yield on seven- and ten-year United States Treasury Bonds on the date of grant. The Expected Life is an estimate of the number of years the option will be held before it is exercised. The valuation model was not adjusted for nontransferability, risk of forfeiture or the vesting restrictions of the options, all of which would reduce the value if factored into the calculation.

  We do not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the options granted to the Named Executive Officers. The value ultimately realized, if any, will depend on the amount by which the market price of our common stock on the date of exercise exceeds the exercise price.

(6)
On May 26, 2003, the Board, by mutual agreement, accepted the resignation of Mr. Barbakow from the position of Chief Executive Officer of the Company.

(7)
Although Mr. Fetter became our President on November 7, 2002 and our acting Chief Executive Officer on May 27, 2003, he did not receive sufficient compensation during the 2002 Transition Period to require us to report his compensation, we are voluntarily disclosing compensation information regarding Mr. Fetter in order to provide our shareholders more disclosure about our current executive officers.

OPTION EXERCISES AND YEAR-END VALUE TABLE
DECEMBER 31, 2002

        The following table sets forth information concerning options exercised by each of the Named Executive Officers during the 2002 Transition Period and unexercised options held by each of them as of December 31, 2002.

			Number of Unexercised Options at 12/31/2002(#)		Value of Unexercised In-the-Money Options at 12/31/2002($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Barbakow(2)	-0-	-0-	5,497,000	2,000,000	9,311,505	-0-
Schochet	-0-	-0-	590,000	405,000	1,414,125	-0-
Sulzbach	-0-	-0-	312,501	457,500	489,130	-0-
Farber	81,251	2,957,755	116,250	495,000	-0-	375,417
Mathiasen	-0-	-0-	634,700	310,000	829,677	-0-
Fetter(3)	50,000	1,943,750	100,000	450,000	131,875	-0-
Dennis	-0-	-0-	675,000	450,000	1,773,765	886,882
Mackey	277,500	9,920,625	855,000	525,000	395,625	-0-

(1)
Based on the $16.40 per share closing price of our common stock on December 31, 2002.

(2)
On May 26, 2003, the Board, by mutual agreement, accepted the resignation of Mr. Barbakow from the position of Chief Executive Officer of the Company. All of Mr. Barbakow's unvested options vested upon the termination of his employment effective May 27, 2003 pursuant to the Tenet Executive Severance Protection Plan, which is described at page 34.

(3)
Although Mr. Fetter became our President on November 7, 2002 and our acting Chief Executive Officer on May 27, 2003, he did not receive sufficient compensation during the 2002 Transition Period to require us to report his compensation, we are voluntarily disclosing compensation information regarding Mr. Fetter in order to provide our shareholders more disclosure about our current executive officers.

Stock Ownership and Stock Option Exercise Retention Guidelines

        In March 2003, the Board adopted stock ownership and stock option exercise retention guidelines for our directors and senior officers to help demonstrate the alignment of the personal interests of directors and senior officers with those of our shareholders. The stock ownership guidelines require each senior officer to own shares of our stock with a value equal to the following multiples of his or her salary and require each director to own shares of our stock with a value equal to three times the annual Board retainer. The ownership guidelines must be met by the later of March 12, 2008 and five years from the date on which an individual becomes a senior officer or a director joins the Board, as the case may be.

Title	Multiple of Base Salary
CEO	5x
President	4x
EVP and others above SVP	2x
SVP	1x

        The stock retention guidelines require all officers with the title of senior vice president or above to hold for at least one year the "net shares" received upon the exercise of stock options. For this purpose, "net shares" means the number of shares obtained by exercising the option, less the number of shares sold to pay the exercise price of the option and any taxes or transaction costs due upon the exercise.

Supplemental Executive Retirement Plan ("SERP")

        The SERP provides our Named Executive Officers with supplemental retirement benefits in the form of retirement payments for life. At retirement, the monthly benefit paid to a Named Executive Officer will be a product of four factors: (i) the officer's highest average monthly earnings for any consecutive 60-month period during the 10 years preceding retirement; (ii) the number of years of service with a maximum of 20 years; (iii) a vesting factor; and (iv) a percentage factor, not to exceed 2.7 percent, to reduce this benefit to reflect the projected benefit from our other retirement benefits available to the officer and from Social Security. The monthly benefit is reduced in the event of early retirement or termination of employment. Unreduced retirement benefits are available at age 62.

        In the event of the death of an officer, before or after retirement, one-half of the benefit earned as of the date of death will be paid to the surviving spouse for life (or to the participant's children until the age of 21 if the participant dies without a spouse). Lump sum distributions are permitted in certain circumstances and subject to certain limitations.

        For participants who were not actively at work as regular, full-time employees on or after February 1, 1997, "earnings" is defined in the SERP as the participant's base salary excluding bonuses and other cash and noncash compensation. In fiscal year 1997, the SERP was amended to provide that for all participants who are actively at work as regular, full-time employees on or after February 1, 1997, "earnings" means the participant's base salary and annual cash bonus, but not automobile and other allowances and other cash and noncash compensation.

        The SERP also was amended in fiscal 1997 to provide that for all participants who are actively at work as regular, full-time employees on or after February 1, 1997: (i) the reduction for early retirement (retirement before age 65) for benefits received prior to age 62 was reduced from 5.04 percent to 3.0 percent per year and the maximum of such yearly reductions was reduced from 35.28 percent to 21 percent; (ii) the offset factor for the projected benefits from other Company benefit plans will be applied only to the base salary component of Earnings; and (iii) the annual eight percent cap on increases in Earnings that had been in effect was eliminated.

        In the event of a change of control, the Named Executive Officers will be deemed fully vested in the SERP for all years of service to the Company without regard to actual years of service and will be entitled to normal retirement benefits without reduction on or after age 60. In addition, if a participant is a regular, full-time employee actively at work on or after April 1, 1994, with the corporate office or a division or a subsidiary that has not been declared to be a discontinued operation, and who has not yet begun to receive benefit payments under the SERP and voluntarily terminates employment following the occurrence of certain events discussed below, or is terminated without cause, within two years of a change of control, then such participant will be (i) deemed fully vested in the SERP without regard to actual years of service, (ii) credited with three additional years of service, not to exceed a total of 20 years credited service, and (iii) entitled to the normal retirement benefits without reduction on or after age 60 or benefits at age 50 with reduction for each year of receipt of benefit prior to age 60. In addition, the "earnings" used in calculating the benefit will include the participant's base salary and the annual cash bonus paid to the participant, but exclude other cash and noncash compensation. Furthermore, the provision in the SERP prohibiting benefits from being paid to a participant if the participant becomes an employee or consultant of a competitor of the Company within three years of leaving the Company would be waived. The occurrence of any of the following events within two years of a change of control causes the additional payments discussed above to become payable if a participant voluntarily terminates his or her employment: (1) a material downward change in the participant's position, (2)(A) a reduction in the participant's annual base salary, (B) a material reduction in the participant's annual incentive plan award other than for financial performance as it broadly applies to all similarly situated executives in the same plan, or (C) a material reduction in the participant's retirement or supplemental retirement benefits that does not broadly apply to all executives in the same plan, or (3) the transfer of the participant's office to a location that is more than 50 miles from his or her current principal office. Finally, the SERP provides that in no event shall (x) the total present value of all payments under the SERP that are payable to a participant and are contingent upon a change of control in accordance with the rules set forth in Section 280G of the IRS Code when added to (y) the present value of all other payments (other than payments that are made pursuant to the SERP) that are payable to a participant and are contingent upon a change of control, exceed an amount equal to 299 percent of the participant's "base amount" as that term is defined in Section 280G of the IRS Code.

        A change of control is deemed to have occurred if (i) any entity becomes the beneficial owner, directly or indirectly, of 20 percent or more of our common stock, or (ii) individuals who, as of April 1, 1994, constitute the Board (the "Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the Incumbent Board and elected to the Board after April 1, 1994, will be deemed to be included in the Incumbent Board and individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the Incumbent Board) will be deemed not to be included in the Incumbent Board.

        We established a trust for the purpose of securing our obligation to make distributions under the SERP. The trust is a "rabbi trust" and is funded with 3,750,000 shares of our common stock. The trustee will make required payments to participants or their beneficiaries in the event that we fail to make such payments for any reason other than our insolvency. In the event of our insolvency, the assets of the SERP Trust will be subject to the claims of our general creditors. In the event of a change of control, we are required to fund the SERP Trust in an amount that is sufficient, together with all assets then held by the SERP Trust, to pay each participant or beneficiary, on a pretax basis, the benefits to which the participant or the beneficiary would be entitled as of the date of the change of control.

        The table below presents the estimated maximum annual retirement benefits payable to the Named Executive Officers under the SERP.

Pension Plan Table
(Supplemental Executive Retirement Plan)(1)

	Estimated Annual Retirement Benefit For Years of Service Indicated($)
Earnings($)(2)
	5 Years	10 Years	15 Years	20 Years(3)
700,000	94,500	189,000	283,500	378,000
900,000	121,500	243,000	364,500	486,000
1,100,000	148,500	297,000	445,500	594,000
1,300,000	175,500	351,000	526,500	702,000
1,500,000	202,500	405,000	607,500	810,000
1,700,000	229,500	459,000	688,500	918,000
1,900,000	256,500	513,000	769,500	1,026,000
2,100,000	283,500	567,000	850,500	1,134,000
2,300,000	310,500	621,000	931,500	1,242,000
2,500,000	337,500	675,000	1,012,500	1,350,000
2,700,000	364,500	729,000	1,093,500	1,458,000
2,900,000	391,500	783,000	1,174,500	1,566,000
3,100,000	418,500	837,000	1,255,500	1,674,000
3,300,000	445,500	891,000	1,336,500	1,782,000
3,500,000	472,500	945,000	1,417,500	1,890,000
3,700,000	499,500	999,000	1,498,500	1,998,000
3,900,000	526,500	1,053,000	1,579,500	2,106,000
4,100,000	553,500	1,107,000	1,660,500	2,214,000
4,300,000	580,500	1,161,000	1,741,500	2,322,000
4,500,000	607,500	1,215,000	1,822,500	2,430,000
4,700,000	634,500	1,269,000	1,903,500	2,538,000
4,900,000	661,500	1,323,000	1,984,500	2,646,000
5,100,000	688,500	1,377,000	2,065,500	2,754,000
5,300,000	715,500	1,431,000	2,146,500	2,862,000
5,500,000	742,500	1,485,000	2,227,500	2,970,000
5,700,000	769,500	1,539,000	2,308,500	3,078,000
5,900,000	795,500	1,593,000	2,389,500	3,186,000
6,100,000	823,500	1,647,000	2,470,500	3,294,000
6,300,000	850,500	1,701,000	2,551,500	3,402,000
6,500,000	877,500	1,755,000	2,632,500	3,510,000

(1)
The benefits listed are subject to reduction for projected benefits from the Tenet Retirement Savings Plan, Deferred Compensation Plan and Social Security. The effect of these reductions is not included in the table.

(2)
As defined above.

(3)
The benefit is the same for each period beyond 20 years since benefits under the SERP are calculated based on a maximum of 20 years of service.

        As of December 31, 2002, the estimated credited years of service for the Named Executive Officers were as follows: Mr. Barbakow, 13 years; Mr. Schochet, 20 years; Ms. Sulzbach, 19 years; Mr. Farber, 3 years; Mr. Mathiasen, 17 years; Mr. Fetter, 7 years; Mr. Dennis, 4 years; and Mr. Mackey, 17 years. In fiscal years 1999 through 2001, Mr. Barbakow's credited years of service under the SERP were enhanced such that he received credit for two years of service for each year he served as Chief Executive Officer, totaling six additional years of service. In an April 2003 letter, Mr. Barbakow acknowledged that he would not receive an award with respect to the 2002 Transition period under the Company's 2001 Annual Incentive Plan and waived the previously approved enhancements to his years of service under the SERP for any period after May 31, 2002. At the time Mr. Barbakow waived his right to these previously approved enhancements, it also was determined that the positions of Chairman and Chief Executive Officer would be separated and he would not stand for re-election to the Board. In connection with these actions, the Compensation Committee added the Chief Executive Officer position to the TESPP, with Mr. Barbakow being eligible to receive the same level of severance benefits as the other Named Executive Officers. As discussed above, on May 26, 2003, the Board, by mutual agreement, accepted the resignation of Mr. Barbakow from the position of Chief Executive Officer of the Company.

        We purchased insurance policies on the lives of certain current and past participants in the SERP to reimburse us, based on actuarial calculations, for amounts to be paid to the participants under the SERP over the course of the participants' retirement (assuming that our original estimates as to interest rates, mortality rates, tax rates and certain other factors are accurate). SERP participants also are provided a life insurance benefit for the designee of each participant and a disability insurance policy for the benefit of each participant. Both of these benefits are fully insured.

Employment Agreements

  Mr. Barbakow

        Mr. Barbakow was Chief Executive Officer of the Company from June 1993 through May 26, 2003. Mr. Barbakow did not have a formal employment agreement, but the terms of his initial employment are set forth in letters dated May 26 and June 1, 1993, and a memorandum dated June 14, 1993 (the "1993 Correspondence"). The 1993 Correspondence set an initial base salary and provided that Mr. Barbakow would be entitled to participate in our incentive, pension and other benefit plans. In addition, he was guaranteed the same type of fringe benefits and perquisites that are provided to other executive officers. A special-purpose committee of the Board retained a nationally recognized compensation consulting firm to assist it in negotiating the terms of Mr. Barbakow's initial employment and received an opinion from that firm stating that the terms of his employment were fair and reasonable.

        We entered into a Deferred Compensation Agreement with Mr. Barbakow, dated as of May 31, 1997, pursuant to which we agreed that the portion of Mr. Barbakow's salary in any year that would not be deductible by us under Section 162(m) of the Code will be deferred. Amounts deferred are unsecured and bear interest at one percent less than the prime rate.

        In connection with the stock option grants made to him on May 29 and June 1, 2001, Mr. Barbakow sent us a Memorandum of Understanding, dated June 1, 2001, in which he confirmed his intention to remain in his current position for a period of at least three years.

        In an April 2003 letter, Mr. Barbakow acknowledged that he would not receive an award with respect to the 2002 Transition period under the Company's 2001 Annual Incentive Plan and waived the previously approved enhancements to his years of service under the SERP for any period after May 31, 2002. At the time Mr. Barbakow waived his right to these previously approved enhancements, it also was determined that the positions of Chairman and Chief Executive Officer would be separated and he would not stand for re-election to the Board. In connection with these actions, the Compensation Committee added the Chief Executive Officer position to the TESPP, with Mr. Barbakow being eligible to receive the same level of severance benefits as the other Named Executive Officers. As discussed above, on May 26, 2003, the Board, by mutual agreement, accepted the resignation of Mr. Barbakow from the position of Chief Executive Officer of the Company.

  Mr. Fetter

        Mr. Fetter was named acting Chief Executive Officer of the Company effective May 27, 2003. Mr. Fetter does not have a formal employment agreement, but the terms of his employment as our President are set forth in a letter dated November 7, 2002 and remain in effect. The letter set an initial base salary, set his target award percentage for purposes of annual bonus awards, provided for an initial grant of 450,000 options to acquire our common stock and provided that Mr. Fetter would be entitled to participate in our retirement, health and welfare and other benefit plans.

  Mr. Dennis

        Mr. Dennis was Vice Chairman, Chief Corporate Officer and Chief Financial Officer in the Office of the President until November 7, 2002, when he resigned from his position. Under a letter of employment dated February 18, 2000, we agreed to provide Mr. Dennis with two years' salary and benefits continuation (excluding bonus). The salary and benefits continuation commenced upon Mr. Dennis' resignation. We also agreed to provide certain relocation benefits that are described below.

  Mr. Mackey

        Mr. Mackey was Chief Operating Officer in the Office of the President until November 7, 2002, when he retired from his position. Effective November 8, 2002, we entered into a Consulting and Non-Compete Agreement with Mr. Mackey. Under the agreement, which has a two-year term, we agreed to (1) pay him a consulting fee of $65,000 for three months, (2) reimburse him for any and all reasonable expenses incurred by him at our request, (3) treat him as a retiree for purposes of his outstanding stock options, (4) provide him with health and welfare benefits, (5) credit him with two additional years of service under the SERP for the term of the agreement and (6) provide him with office support as needed to perform consulting assignments. We also agreed to provide certain relocation benefits that are described below. In return, Mr. Mackey agreed to provide consulting services to us and not to compete with us (or our subsidiaries) during the course of his engagement.

Executive Severance Protection Plan

        In January 2003 the Board adopted the Tenet Executive Severance Protection Plan ("TESPP"), which is a comprehensive severance policy for officers at or above the senior vice president level that replaced all then existing severance agreements and arrangements that these individuals may have had. Each of the Named Executive Officers participates in the TESPP and is entitled to certain severance payments and other benefits if his or her employment is terminated for certain reasons ("qualifying terminations") or if there is a change of control of the Company. The qualifying terminations covered by the plan include (1) involuntary termination without "cause" and (2) resignation as a result of: (a) a material reduction in job duties; (b) a 10 percent or more reduction in combined base salary and target bonus; (c) a material reduction in retirement or supplemental retirement benefits; or (d) an involuntary relocation more than 50 miles from the executive's current workplace. The term "cause" includes dishonesty, fraud, willful misconduct, breach of fiduciary duty, conflict of interest, commission of a felony, a material failure or refusal to perform one's job duties or other wrongful conduct of a similar nature and degree.

        Upon a qualifying termination, which includes the mutually agreed resignation of Mr. Barbakow as Chief Executive Officer, a Named Executive Officer is entitled to receive, for a three-year period following termination, annual severance payments equal to her or his annual salary and target bonus as of the date of the termination. The three-year period is referred to as the "severance period." During the severance period, the Named Executive Officer will continue to receive health and welfare benefits, a car allowance, age and service credit for purposes of our SERP, and certain other benefits and perquisites (excluding club memberships and personal use of our corporate aircraft). Also, any options will immediately vest and be exercisable until the end of the severance period, unless by their terms they expire sooner. A Named Executive Officer who attains retirement age during the severance period will be treated as a retiree and any vested options held by the individual will continue to be exercisable for the term of the options.

        In the event of a change of control, a Named Executive Officer who did not have a qualifying termination will be entitled to the immediate acceleration and vesting of all her or his unvested options if such options are not assumed and/or substituted with equivalent options in connection with the change of control. For purposes of the TESPP, a "change of control" will have occurred if: (i) any entity is or becomes the beneficial owner directly or indirectly of 20 percent or more of our stock, or (ii) individuals who, as of April 1, 1994, constitute the Board (the "Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the Incumbent Board and elected to the Board after April 1, 1994, will be deemed to be included in the Incumbent Board. Individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the Incumbent Board) will be deemed not to be included in the Incumbent Board. Pursuant to the requirements of the TESPP, each Named Executive Officer who is the subject of a qualifying termination is required to execute a severance agreement at the time of termination in a form acceptable to us. The severance agreement will obligate the executive to deliver a release of liability to us and agree to certain covenants, including covenants regarding non-competition, cooperation and confidentiality of company information, as a condition to receiving benefits under the TESPP.

        Ms. Sulzbach and Messrs. Farber and Mathiasen are also entitled to the following relocation benefits under the TESPP following a qualifying termination: a "basic round trip" benefit that consists of (1) one house-hunting trip and related expenses to search for a home in the general area from which previously relocated, (2) home sale commissions and closing costs, (3) household goods moving expense, and (4) relevant tax gross up for reimbursed relocation costs.

Relocation Agreements

        We entered into relocation agreements with Ms. Sulzbach and each of Messrs. Farber, Mathiasen and Mackey that entitled each of them to a housing differential, for a period not to exceed seven years, based on actual additional housing expenses incurred by them when they moved to Santa Barbara. The differential is paid at 100 percent for the first four years, 75 percent in year five, 50 percent in year six and 25 percent in year seven. Ms. Sulzbach's housing differential expired in December 2002. Currently, the amount of Mr. Farber's annual housing differential is $60,000 and will expire on May 23, 2007, and the amount of Mr. Mathiasen's annual housing differential is $8,925 and will expire on September 12, 2003. As discussed further below, Mr. Mackey's housing differential is continued under his Consulting and Non-Compete Agreement and is $111,670 for the period from January 1, 2003 to December 31, 2003 and $62,979 from the period from January 1, 2004, to November 7, 2004.

  Mr. Dennis

        Under our relocation agreement with Mr. Dennis, Mr. Dennis' relocation agreement entitled him to relocation benefits if he terminated his employment. As a result of Mr. Dennis' resignation, we will pay the costs of his relocation from Santa Barbara to Los Angeles, guarantee the resale of his Santa Barbara home at cost plus documented capital improvements, and reimburse him for any loss-on-sale and furnishings acquired for his Santa Barbara home.

  Mr. Mackey

        Under the Consulting and Non-Compete Agreement described above, we agreed to continue Mr. Mackey's housing differential until November 8, 2004, provided he remains in his Santa Barbara home. If Mr. Mackey relocates from Santa Barbara prior to November 8, 2004, we will pay the costs of his relocation to a destination as far away as San Diego, and will guarantee the resale of his Santa Barbara home at cost plus any documented capital improvements so long as the original purchase price of his Santa Barbara home was within five percent of the appraised value of the property at the time of purchase.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board administers the Company's director and executive compensation programs. The Committee is responsible for establishing and interpreting the Company's compensation policies and approving all compensation paid to directors and executive officers.

        Each member of the Committee is an independent director as defined by proposed New York Stock Exchange rules and the Board's newly adopted independence standards. The Board also requires members of the Committee to meet (1) the more stringent independence requirements for audit committee members required by the New York Stock Exchange and the Securities and Exchange Commission, (2) requirements concerning who is a "nonemployee director" under the Exchange Act of 1934, as amended, and (3) the qualifications for compensation committee members required by Section 162(m) of the IRS Code.

Compensation Philosophy

        The Company's executive compensation program consists of three key elements: a base salary, a performance-based annual incentive award and long-term incentives such as stock options. The purpose of the program is to attract, motivate and retain key executives and managers. The Committee retains independent counsel to assist it in legal matters and a nationally recognized compensation consulting firm to assist it in formulating its compensation policies, applying those policies to the compensation of directors and executives and advising the Committee as to the form and reasonableness of compensation paid to directors and executives.

        When setting the compensation levels and opportunities available to executives, the Committee normally compares such opportunities primarily with the compensation levels and opportunities made available to executives at the Company's peer companies (which are the companies included in the S&P Healthcare Composite Index referred to in the "Common Stock Performance Graph") and at other companies with similar revenues. The Committee normally makes such comparison with those companies because it believes that it is with those companies that the Company must compete for qualified and experienced executives.

        The Committee recognizes that a variety of circumstances may influence the performance of an individual or the Company at any given time. Accordingly, the Committee uses its judgment to make discretionary awards or adjustments under compensation plans when it believes that doing so would serve the long-term interests of its shareholders.

Effect of Change in Fiscal Year End

        In March 2003, the Board voted to change the Company's fiscal year from May 31 to December 31, effective December 31, 2002. While this Report will address the compensation paid to the Named Executive Officers during the 2002 Transition Period, in order to provide the Company's investors with a clearer picture of the Committee's practices had the fiscal year not been changed, this Report also will address the policies the Committee established for the executives' base salaries, target annual incentive awards and long term incentives for the fiscal year that would have ended on May 31, 2003.

Compensation at Risk

        During the 2002 Transition Period, over 89 percent of the annualized total compensation opportunities for the Named Executive Officers as a group were "at risk" based on the price of the Company's common stock and the Company's financial performance as measured by award criteria in the Company's 2001 Annual Incentive Plan ("AIP").

Base Salary

        In determining an individual executive's actual base salary, including that of Mr. Barbakow, the Committee normally considers factors such as the executive's (1) past performance and contributions to the Company's success, (2) additional responsibilities arising from the growth of the Company, (3) expected future position and contributions, (4) tenure in the executive's current position, (5) vulnerability to recruitment by other companies, and (6) salary relative to other executives' salaries. The Committee also considers base salaries and the total of salaries and bonuses as well as expected increases in base salaries at the Company's peer companies and other similarly sized companies generally.

Annual Incentive Awards

        For the 2002 Transition Period, the Company did not pay an AIP Award to any of the Company's reporting officers under Section 16 of the Securities Exchange Act of 1934, including each of the Named Executive Officers. Those officers will next be eligible to receive a bonus award under the AIP based on the Company's and the individual's performance during the Company's new fiscal year ending on December 31, 2003.

        Prior to the Company changing its fiscal year end, the Committee established AIP measures for the Named Executive Officers for the fiscal year that would have ended May 31, 2003. Under those measures, the Named Executive Officers would have been eligible to receive a cash award based primarily on (a) the extent to which the Company meets its pre-established financial target, the measure of which was to be the Company's diluted earnings per share from continuing operations ("Diluted EPS"), (b) earnings growth, which was to be measured by the growth in earnings before interest and taxes ("EBIT") from the fiscal year ended May 31, 2002 to the fiscal year that would have ended May 31, 2003, and (c) patient satisfaction with the services provided to them in the Company's general hospitals. The Committee determines a target award for executive officer designated as a "Covered Employee" under Section 162(m) of the Code, sets a Diluted EPS target and sets an award threshold, which for the fiscal year that would have ended on May 31, 2003, was to be measured by return on equity ("ROE"). Target awards may vary among executives based on competitive market practices for comparable positions, their decision-making authority and their ability to affect financial performance. When the Company's financial and/or patient satisfaction performance exceeds target levels, the executive is rewarded with a relatively larger cash award. When the Company's financial and/or patient satisfaction performance are below target levels (but ROE is above the pre-established threshold) annual incentive awards are relatively smaller. If the Company fails to meet the threshold set in advance by the Committee, no AIP award may be paid to an executive except at the discretion of the Committee, which has the authority to pay discretionary awards.

        Awards for executives who are not identified by the Committee as "Covered Employees" under Section 162(m) of the IRS Code may be increased or decreased based on the executive's support of the Company's ethical standards of conduct and other factors on a discretionary basis. For Covered Employees, discretion may be used only to decrease awards.

Long-Term Incentives

        The Committee's objective for long-term compensation is to provide executives with an interest in common with that of the Company's shareholders and an incentive to enhance the Company's long-term financial performance, and thus shareholder value. The Committee's policy with respect to setting long-term compensation awards for the fiscal year that would have ended on May 31, 2003, and consequently for the 2002 Transition Period, was to consider the practices of its peer companies and other companies generally because: (a) the Company must compete with other companies in all industries in order to attract and retain qualified and motivated executives who will work to maximize long-term shareholder value, and (b) shareholders consider investing not only in other health care companies but also other companies generally when evaluating where best to invest their capital, requiring the Committee to create incentives for the executives to cause the Company's common stock to be competitive with that of other companies generally rather than only with the stock-based incentives of the peer companies.

        During the 2002 Transition Period, the Committee implemented its long-term compensation policy by granting awards to executive officers under the Company's 2001 SIP, which awards provide long-term compensation opportunities linked directly to the Company's common stock price. In weighing the type and amount of long-term incentive award that is appropriate for a given executive, including awards to Mr. Barbakow, the Committee may consider such factors as total compensation, expected future contributions to the Company, current ownership of the Company's common stock and derivative securities, awards previously made, the likelihood of being hired by another company and the ability to influence future financial performance. The Committee also may consider the performance of the Company's common stock price and whether the health care industry in general is experiencing growth or is in a less favorable place in its business cycle. When the Company's common stock price appreciates, shareholder value is enhanced, and benefits to the executives appreciate commensurately. When the Company's common stock price declines, the executives will recognize lower gains or, in the case of options, may recognize no gains at all.

        During the 2002 Transition Period, the Committee relied primarily on the grant of options to provide long-term incentives to the executives. The 2001 Stock Incentive Plan provides that the exercise price of options granted to executives will not be less than 100 percent of the fair market value of the Company's common stock on the date such option is granted and options normally will be exercisable during a term of not more than 10 years from the date of grant. In the past, stock options typically vested ratably over a three-year period. With respect to stock option grants made in December 2002 other than those made to Mr. Fetter, however, the Committee determined that it was appropriate to add a performance vesting component to stock option grants. The options granted in December 2002 other than those granted to Mr. Fetter will vest four years from the grant date but are subject to accelerated vesting if certain performance targets are met. One-third of the options will be subject to accelerated vesting one year from the grant date if the stock price has reached $24 or above and has been at that price level for 20 consecutive trading days. If the stock price is below that level, then that one-third of the options will be subject to accelerated vesting at such time after the first anniversary of the grant date that the stock price is at least $24 and has been so for at least 20 consecutive trading days. An additional one-third of the options will be subject to accelerated vesting two years from the grant date if the stock price has reached $27 or above and has been at that price level for 20 consecutive trading days. If the stock price on the second anniversary is below that level, then that additional one-third of the options will be subject to accelerated vesting at such time after the second anniversary of the grant date that the stock price is at least $27 and has been so for at least 20 consecutive trading days. The remaining one-third of the options will subject to accelerated vesting three years from the grant date if the stock price has reached $30 or above and has been at that price level for 20 consecutive trading days. If the stock price on the third anniversary is below that level, then that remaining one-third of the options will subject to accelerated vesting at such time after the third anniversary of the grant date that the stock price is at least $30 and has been so for at least 20 consecutive trading days. The options granted to Mr. Fetter in December 2002 vest ratably over a three-year period. All of Mr. Barbakow's unvested options vested upon the termination of his employment effective May 27, 2003 pursuant to the Tenet Executive Severance Protection Plan, which is described at page 34.

        During the 2002 Transition Period, the Named Executive Officers as a group were granted nonqualified options to acquire 1,425,000 shares of the Company's common stock. Neither Mr. Barbakow, nor Messrs. Dennis and Mackey, the Company's former Chief Financial Officer and Chief Operating Officer, respectively, were granted any stock options or other equity-based compensation during the 2002 Transition Period. For the remaining Named Executive Officers, the Committee has been advised by its independent compensation consultant that grants made during the 2002 Transition Period are in-line with median-to-75th percentile competitive grant levels.

        In January 2003, the Committee offered to grant Mr. Fetter two shares of restricted stock, up to 200,000 shares of restricted stock, for each share of the Company's common stock purchased by him in the open market. On January 21, 2003, Mr. Fetter purchased 100,000 shares of the Company's common stock and was granted 200,000 shares of restricted stock. Subject to Mr. Fetter retaining all of the 100,000 shares he purchased in the market until all of the restricted stock has vested and his remaining continuously employed by the Company, one-third of the 200,000 shares of restricted stock will vest two years after the grant date, an additional one-third will vest three years after the grant date and the remaining one-third will vest four years after the grant date.

        Following conclusion of the 2002 Transition Period, the Board, acting on the recommendations of the Corporate Governance Committee and the Compensation Committee, adopted additional policies to support the long-term nature of equity-based incentives. In particular, the Board adopted stock ownership guidelines for senior officers and directors, which set forth a minimum number of shares that each senior officer and director must accumulate and retain during his or her tenure with the Company, as well as a holding period requirement that directors and senior officers hold shares received upon the exercise of stock options, net of shares sold to pay the exercise price of and the taxes and transaction costs arising from the exercise, for at least one year.

Compensation for the Chief Executive Officer

        The Committee met in July 2002 and decided to increase Mr. Barbakow's salary by 4% from $1,219,700 to $1,268,000 effective September 1, 2002. The Committee's independent Compensation consultant has advised the Committee that this salary amount was in the median-to-75th percentile range for comparable positions. As noted above, Mr. Barbakow did not receive an AIP award for the 2002 Transition Period. Mr. Barbakow also did not receive any stock options or other long-term incentive compensation during the 2002 Transition Period. As discussed above, on May 26, 2003, the Board, by mutual agreement, accepted the resignation of Mr. Barbakow from the position of Chief Executive Officer of the Company.

Policy Regarding One Million Dollar Tax Deduction Cap

        Section 162(m) of the IRS Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to the company's chief executive officer or any of the four other most highly compensated executive officers, but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee currently intends to structure performance-based compensation, including bonus awards and stock option grants, for Covered Employees in a manner intended to satisfy those requirements.

        The Board and the Committee reserve the authority to award nondeductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

        In December of each year, Mr. Barbakow estimated the amount by which his base salary and perquisites for the following calendar year will exceed $1,000,000, and elected to defer an amount equal to or greater than the amount of such excess under the Deferred Compensation Plan. Amounts deferred are unsecured and may be credited with an annual rate of interest equal to one percent below the prime rate of interest; a rate of return based on one or more benchmark mutual funds; and/or a rate of return based on the performance of the price of the Company's stock, designated as "Stock Units," which are payable in shares of the Company's common stock. If Mr. Barbakow did not make a deferral election under the Deferred Compensation Plan, that portion of Mr. Barbakow's salary that would not be deductible by the Company under Section 162(m) of the IRS Code would have been deferred under a Deferred Compensation Agreement, dated as of May 31, 1997. (See "Employment Agreements.")

Members of the Compensation Committee

Bernice B. Bratter, Chair
Maurice J. DeWald
Van B. Honeycutt

COMMON STOCK PERFORMANCE GRAPH

        The following graph shows the cumulative, five-year total return for our common stock compared to three indices, each of which includes us. The Standard & Poor's 500 Stock Index includes 500 companies representing all major industries. The Standard & Poor's Healthcare Composite Index is a group of 45 companies involved in a variety of health care related businesses. Because the Standard & Poor's Healthcare Composite is heavily weighted by pharmaceutical companies, we believe that at times it may be less useful than the Hospital Management Index included below. We compiled the Hospital Management Index which consists of publicly traded companies that have as their primary business the management of acute care hospitals and that have been in business for all five of the years shown. These companies are: HCA Inc. (HCA), Health Management Associates, Inc. (HMA), Tenet Healthcare Corporation (THC) and Universal Health Services, Inc. (UHS).

        Performance data assumes that $100.00 was invested on December 31, 1997, in our common stock and each of the indices. The data assumes the reinvestment of all cash dividends and the cash value of other distributions. Stock price performance shown in the graph is not necessarily indicative of future stock price performance.

Comparison of Five Year Cumulative Total Return

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lawrence Biondi, S.J.

        Fr. Biondi has been the President of the Saint Louis University ("SLU") since 1987. As a result of our 1998 acquisition of the SLU Hospital (the "Hospital") and related health care operations, we entered into several agreements with SLU, including a 30-year Academic Affiliation Agreement. For the 2002 Transition Period, we paid SLU approximately $16.4 million under the Academic Affiliation Agreement. The other agreements relate to certain services that SLU provides to the Hospital for which SLU receives a contracted service fee, and certain supplies and services that we and the Hospital provide to SLU, for which we and the Hospital receive contracted fees. We also entered into a master lease agreement with SLU for space leased by SLU to us and by us to SLU. For its fiscal year ended June 30, 2002, SLU had total revenues of $452 million, of which $146.5 was derived from health care operations. Approximately $31.1 million of SLU's health care operations' revenues came from the Hospital or from us pursuant to the foregoing agreements.

        Pursuant to a Corporate Sponsorship Agreement between us and the SLU Athletic Department, we pay the Athletic Department $50,000 a year to be the exclusive health care provider for sponsorship of all Billiken Athletic events. Such sponsorship provides us with certain marketing rights and season tickets to certain athletic events.

Sanford Cloud, Jr.

        Mr. Cloud has been President and Chief Executive Officer of the National Conference for Community and Justice ("NCCJ") since 1994. In fiscal year 2000, The Tenet Healthcare Foundation committed to donate $500,000 over five years to NCCJ to fund programs and activities to advance the mission of NCCJ. Eighty percent of Tenet's annual contribution goes to fund programs in NCCJ regional offices in locations where Tenet has hospitals. We have been informed that NCCJ received a total of $28.5 million of grants and contributions in its fiscal year ended August 31, 2002, only $100,000 of which came from Tenet, and Tenet made no other payments to NCCJ during the 2002 Transition Period.

Floyd D. Loop, M.D.

        Dr. Loop has been the Chief Executive Officer and Chairman of The Board of Governors of The Cleveland Clinic Foundation (the "Foundation") since 1990. On July 2, 2001, a partnership formed between a subsidiary of the Company and the Foundation opened the Cleveland Clinic Florida Hospital (the "Hospital") in Weston, Florida. The Company's subsidiary provides operational and management expertise for the Hospital. Under a medical services agreement between The Cleveland Clinic Florida (the "Clinic")—a subsidiary of the Foundation—and the partnership, the Clinic provides clinical and medical administration and is the exclusive provider of all specialty medical staff for which it received fees of approximately $1.841 million for the 2002 Transition Period. For the 2002 Transition Period, the Hospital recorded net revenues of approximately $55 million, of which $4.0 million and $5.3 million, respectively, was received as partnership distributions by the Company's subsidiary and the Foundation. We have been informed by the Foundation that for the fiscal year ended December 31, 2002, the Foundation had net patient and other revenues of $2.877 billion.

        At the end of the 2002 Transition Period, the Foundation owned 1.5 percent of Broadlane. The Foundation acquired 500,000 shares from Broadlane at a purchase price of $5.71 per share, which Broadlane believes was the fair market value of such shares on the date of purchase.

Mónica C. Lozano

        Ms. Lozano has been President and Chief Operating Officer of La Opinión since 2000. La Opinión is the largest Spanish-language newspaper in the United States. In the 2002 Transition Period, several of the Company's Los Angeles area hospitals spent approximately $81,000 on advertisements in La Opinión. The Company's Los Angeles area hospitals have advertised in La Opinión for several years. We have been advised that the $81,000 in advertising revenues received from the Company's hospitals is a de minimis portion of La Opinión's total revenues.

Trevor Fetter

        Trevor Fetter was appointed President of the Company on November 7, 2002 and acting Chief Executive Officer of the Company on May 27, 2003. Mr. Fetter previously served as our Chief Financial Officer and Chief Corporate Officer in the Office of the President from 1996 to 2000, when he left to become chairman and chief executive officer of Broadlane, Inc. The terms of his current employment are memorialized in a letter dated November 7, 2002, that sets out Mr. Fetter's initial base salary, his target award percentage for purposes of annual bonus awards, his grant of stock options and his participation in our retirement, health and welfare and other benefit plans. Pursuant to the letter, we agreed to pay the selling costs of Mr. Fetter's San Francisco apartment and will make up (on an after-tax basis) any loss on the sale of that apartment based on the difference between the sale price and what Mr. Fetter paid for it plus documented capital improvements and other expenses. We also agreed to nominate Mr. Fetter to the board of directors of Broadlane. A copy of this letter was included as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2002.

        We entered into a restricted stock agreement with Mr. Fetter, dated January 21, 2003, pursuant to which we agreed to grant him two shares of restricted stock under our 2001 SIP for each share of our common stock purchased by Mr. Fetter in the open market, up to a maximum of 200,000 shares of restricted stock. On January 21, 2003, Mr. Fetter purchased 100,000 shares of our common stock and was granted 200,000 shares of restricted stock. Subject to Mr. Fetter retaining all of the 100,000 shares he purchased until all of the restricted stock has vested and his remaining continuously employed by us, one-third of the 200,000 shares of restricted stock will vest two years after the grant date, an additional one-third will vest three years after the grant date and the remaining one-third will vest four years after the grant date. A Form 4 reporting Mr. Fetter's purchase of shares and the grant of restricted stock was filed on January 22, 2003. A copy of the January 21, 2003 restricted stock agreement was included as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2003.

SHARES OWNED BY CERTAIN SHAREHOLDERS

        Based on reports filed with the SEC, each of the following entities owns more than five percent of our outstanding common stock. We know of no other entity or person that beneficially owns more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Class as of April 30, 2003
AXA Financial, Inc. and affiliates 1290 Avenue of the Americas, 11th Floor New York, NY 10104	24,644,822	(1)	5.3%
FMR Corp. 82 Devonshire Street Boston, MA 02109	24,828,623	(2)	5.3%
Pacific Financial Research, Inc. 9601 Wilshire Boulevard, Suite 800 Beverly Hills, CA 90210	23,626,100	(3)	5.1%

(1)
Based upon a Schedule 13G filed with the SEC on February 12, 2003 jointly by AXA Financial, Inc. ("AXA FI"), four French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle and AXA Courtage Assurance Mutuelle (collectively, the "Mutuelles") and AXA (the Mutuelles and AXA collectively, "AXA"). AXA FI reported that it has sole voting power with respect to 8,237,131 shares, shared voting power with respect to 13,282,225 shares and sole investment power with respect to 23,977,701 shares. AXA reported that it has sole voting power with respect to 8,895,702 shares, shared voting power with respect to 13,282,225 shares, sole investment power with respect to 24,644,822 shares and shared investment power with respect to 10,000 shares.

(2)
Based upon a Schedule 13G filed with the SEC on February 14, 2003 jointly by FMR Corp. ("FMR"), Edward C. Johnson, III, Chairman of FMR and Abigail P. Johnson, a director of FMR. The joint filers reported that they have sole voting power with respect to 2,761,503 shares and sole investment power with respect to all of the shares indicated above.

(3)
Based upon a Schedule 13G filed with the SEC on February 14, 2003, by Pacific Financial Research, Inc. ("Pacific"). Pacific reported that it has sole voting and investment power with respect to all of the shares indicated above.

2.     AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION TO PROVIDE FOR ANNUAL ELECTION OF DIRECTORS AND MAKE CERTAIN OTHER CHANGES

        Our Articles of Incorporation provide for the classification of the Board into three classes, with each class being elected every three years. In March 2003, the Board voted to approve, and to recommend to our shareholders that they approve, a proposal to amend and restate our Articles of Incorporation to phase out the current classification of the Board into three classes and to provide instead for the annual election of all directors, and to make certain other changes to the language of certain other clauses of the Articles of Incorporation. The proposed Amended and Restated Articles of Incorporation are included as Appendix C to this Proxy Statement.

        In order to ensure a smooth transition to the new system, the proposed amendment would provide that, as they stand for election, our directors, including those elected at this year's annual meeting, will stand for a term ending at the next annual meeting of shareholders rather than for a three-year term. If the proposed measure is approved by our shareholders, the new procedure will apply to all directors as their current terms expire. Thus, Class 1 directors, which last stood for election at the 2001 annual meeting, would stand for election at the 2004 annual meeting for a one-year term and thereafter would stand for election at each successive annual meeting. Class 2 directors, which last stood for election at the 2002 annual meeting, would stand for election at the 2005 annual meeting for a one-year term and thereafter would stand for election at each successive annual meeting. Class 3 directors, which last stood for election at the 2000 annual meeting, would stand for election at this year's annual meeting for a one-year term ending at next year's annual meeting and thereafter would stand for election at each successive annual meeting. Beginning with the annual meeting in 2005, the declassification of the Board would be complete and all directors would be subject to annual election.

        In deciding to recommend declassification of the Board, the Board considered the pros and cons of declassification and concluded that retaining a classified Board is not in the best interests of Tenet or its shareholders at this time. The election of a company's board of directors is among the most fundamental of shareholder rights. Among the factors the Board considered in favor of maintaining a classified board were the continuity, stability and experience that a classified board provides. On the other hand, allowing our shareholders to vote on the performance of the entire board, as well as individual directors, each year results in increased accountability of directors to shareholders, leading to an attendant increase in the accountability of management. The Board believes that sound corporate governance practices, such as the annual election of directors and the other recently adopted Corporate Governance Principles of the Company (see Appendix A), impose a higher level of accountability on management and the Board and will help to improve our performance over the long term. In making its decision to recommend declassification, the Board also took into consideration the expression of shareholders in favor of declassification at the 1998 and 1999 annual meetings.

        If the Board's proposal is approved, Article V of our current Articles of Incorporation will be deleted and replaced by the following:

    The business and affairs of this corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors may exercise all such authority and powers of the corporation and do all such lawful acts and things as are not by statute or these Articles of Incorporation directed or required to be exercised or done by the shareholders.

    The Board of Directors may change the number of directors from time to time and may fill any vacancies in the Board of Directors, however created, except vacancies first filled by the shareholders. Neither the Board of Directors nor the shareholders may ever increase the number of directors by more than one during any 12-month period, except upon the affirmative vote of two-thirds of the directors, or the affirmative vote of the holders of two-thirds of all outstanding shares voting together and not by class. This provision may not be amended except by a like vote.

    The Board of Directors shall not be classified. Any director elected or appointed after the effective time of this Article V shall serve for a term expiring at the next annual meeting or until their earlier resignation, death or removal. Each director elected or appointed prior to the effective time of this Article V shall serve for the full term for which she or he was elected or appointed, and any director elected or appointed to fill a vacancy created by the resignation, death or removal of such director during such term shall serve the remainder of such term. Regardless of their remaining term, directors shall not be entitled to vote as a class on any matter being voted on by the Board, other than those issues specifically related to a class and for which class voting was allowed immediately prior to the effective time of this amendment. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

        In addition to the proposed amendments to the provisions regarding the classification of directors, the Board also voted to approve amendments which are intended to clarify the meaning of certain other provisions of the Articles of Incorporation. These amendments are not substantive.

        A marked version of the Articles of Incorporation, showing all the proposed changes, is included as Appendix D to this Proxy Statement. If the Board's proposal is approved, our bylaws will be amended by the Board to conform with the Amended and Restated Articles of Incorporation.

Shareholder Approval

        Under Nevada law, the affirmative vote of at least a majority of our outstanding stock is required to amend the Articles of Incorporation to eliminate the classification of the Board. Abstentions and broker nonvotes will have the effect of votes against this proposal.

        The Board recommends that shareholders vote FOR approval of the proposed Amended and Restated Articles of Incorporation to provide for the annual election of directors.

3.     RATIFICATION OF SELECTION OF AUDITORS

        The Audit Committee of the Board has selected KPMG to serve as our independent auditors for the fiscal year ending December 31, 2003. KPMG is familiar with our operations and together with its predecessor organizations have been our auditors since our inception. The Audit Committee of the Board is satisfied with KPMG's reputation in the auditing field, its personnel, its professional qualifications and its independence.

        KPMG representatives will attend the Annual Meeting and respond to questions where appropriate. KPMG representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

        Ratification of the selection of the independent auditors by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification, provided a quorum is present. Abstentions and broker nonvotes will not be counted. If a favorable vote is not obtained, other auditors will be selected by the Audit Committee of the Board. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of KPMG as our auditors.

        The Board recommends that shareholders vote FOR the ratification of the selection of KPMG as our auditors.

4.     SHAREHOLDER PROPOSAL

        We have been notified that one shareholder intends to present a proposal for consideration at the annual meeting. The address and stock ownership of the proponent identified below will be furnished by our Corporate Secretary to any person, orally or in writing as requested, promptly upon receipt of any oral or written request.

Proposal 1

        We have been notified that M. Lee Pearce, M.D., intends to present the following proposal for consideration at the annual meeting:

"RESOLVED, that the shareholders of Tenet Healthcare Corporation request the Board of Directors to set a goal of establishing a Board comprised of at least 90 percent independent directors. The Board should pursue this goal following this year's election of directors and transition to an independent Board as quickly as possible through its power to nominate director candidates for election by shareholders. For purposes of this resolution, a director is independent only if he or she satisfies the standard established by the Council of Institutional Investors (www.cii.org/independent_director.asp): "A director is deemed independent if his or her only non-trivial professional, familial or financial connection to the corporation or its CEO is his or her directorship."

"Statement of Support

        The board of directors plays a critical role in determining a company's long-term success. An effective board institutes corporate governance policies that allow it to perform optimally in both routine and difficult times, and that help individual directors and shareholders address problems when they arise. A board is responsible for management and works to assemble and motivate a well-qualified management team by providing necessary incentives and rewards that are proportionate to the company's success. In conjunction with management, a board contributes to the development and implementation of a company's competitive strategies, while also providing oversight to ensure the company's compliance with all applicable laws. If it is to fulfill its duty to hire, oversee, compensate, and (if necessary) replace management, a board of directors must have a sufficient number of independent members, so that it may staff its committees appropriately and operate without excessive reliance on management.

        To best fulfill its responsibilities, I believe that at least 90 percent of the Board should be independent. At present, six of the Board's ten members are not independent under the Council of Institutional Investors definition. Jeffrey Barbakow, who will step down from the Board this year, has been the Company's CEO since 1993, and Lawrence Biondi, Sanford Cloud, Van B. Honeycutt, Floyd Loop, and Monica C. Lozano have each engaged in non-trivial related party transaction with the Company within the past five years. (THC 2002 Proxy Statement). Ironically, the three non-management directors who had no reportable related party transactions last year are retiring: Bernice B. Bratter, Maurice J. DeWald, and Lester B. Korn. While the Board approved a definition of "independent" that is stricter than minimum SEC and NYSE requirements, I believe that only by adopting the Council of Institutional Investors standard will the Board demonstrate its commitment to responsible corporate governance. The proposal recognizes the potential value of having management or affiliates of the Company participate in Board activities on a limited basis by allowing one non-independent director.

        As a long-term Tenet investor, I believe an independent board best represents shareholders. Adoption of this resolution would encourage our company to work towards this goal. I urge your support for this resolution."

        The Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

        The Board has carefully considered this proposal and believes that its implementation is not in the best interests of our shareholders.

        The Board is an advocate of strong corporate governance practices and, as demonstrated by the recently adopted Corporate Governance Principles (see Appendix A), is particularly committed to assuring the independence and appropriate composition of the Board. Specifically, the Board adopted a "bright-line" definition of director independence, similar to but considerably more stringent than that adopted by the NYSE (as our standard will become a "zero-tolerance" standard following the 2005 Annual Meeting). In addition, the Board adopted requirements that at least two-thirds of its directors be independent, that each of the Audit, Compensation and Nominating Committees be comprised entirely of independent directors and that no interlocking public-company directorships exist on the Board. The recent standards adopted by our Board have resulted in our "Corporate Governance Quotient" as determined by Institutional Shareholder Services to outperform 98.8% of the companies in the S&P 500 Index and 100% of the companies in the health care equipment and services group.

        In creating its definition of independence, the Board considered the standards adopted by the NYSE, Institutional Shareholder Services and the Council of Institutional Investors ("CII"), the group referenced by the proponent. The Board determined that a "bright-line" rule, like that of the NYSE but with more stringent requirements, would provide the greatest assurance of director independence to shareholders. Under our requirements, 10 out of 12 of our directors are independent.

        The proponent requests that at least 90% of the Board be independent as measured by CII's standard. This percentage goes beyond that recommended by the NYSE, which requires a majority, and even CII's own minimum standard, which requires that at least two-thirds of directors be independent, the same percentage already adopted by the Board. The Board believes that a Board composed of at least two-thirds independent directors, with the complete independence of the Audit, Compensation and Nominating Committees, adequately ensures the independent oversight of management and protection of shareholders.

        In selecting candidates, the Board considers the individual's accomplishments, professionalism and integrity, management experience, financial expertise, healthcare expertise, familiarity with hospital operations, experience with government regulation and the fit of skills with those of other directors, as well as his or her independence from management. Due to our size and the diversity of our holdings, however, a large portion of the potential candidates for director may have prior or ongoing professional or business relationships with us. As a result, we believe that the proposal removes any real flexibility from the Board's ability to maximize shareholder value by nominating the best-suited and most-experienced candidates for director since it would limit the number of such candidates for Board consideration.

        The Board of Directors recommends that shareholders vote AGAINST this proposal.

Shareholder Approval

        Approval of the foregoing shareholder proposal requires that the number of votes cast in favor of the proposal exceed the number of votes cast opposing the proposal, provided that a quorum is present. Unless marked to the contrary, proxies will be voted "AGAINST" the shareholder proposal. Abstentions and broker nonvotes will not be counted and thus will have no effect on the proposal.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

        Any shareholder proposal intended to be presented at the next annual meeting and included in our proxy materials must be received by our Corporate Secretary by February 10, 2004. Any such proposal must comply with the SEC's Rule 14a-8 of Regulation 14A.

        Our bylaws provide that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting must give us written notice between March 25, 2004 and April 24, 2004. The notice must comply with the requirements of our bylaws, which may be found on our corporate website, and any applicable law. Any such nomination or other business will not be included in our proxy materials but may be brought before the meeting.

        Any proposal or nomination that is not received by our Corporate Secretary between March 25, 2004 and April 24, 2004, will not be considered at the next annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10 percent of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. All of our directors, executive officers and 10 percent shareowners complied with all Section 16(a) filing requirements during the 2002 Transition Period. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors, executive officers and 10 percent shareowners.

By Order of the Board of Directors

Richard B. Silver Corporate Secretary

Santa Barbara, California
June 6, 2003

Appendix A

TENET HEALTHCARE CORPORATION
CORPORATE GOVERNANCE PRINCIPLES

        The Board of Directors of Tenet Healthcare Corporation, acting on the recommendation of its Corporate Governance Committee, has developed and adopted a set of corporate governance principles to promote a common set of expectations as to how the Board and its committees should perform their functions. These principles will be reviewed by the Board annually or more often as the Board deems appropriate.

1.     Role of Board and Management.

        Tenet's business is conducted by its employees, managers and officers, under the direction of its Chief Executive Officer and the oversight of the Board to enhance Tenet's long-term value for its shareholders. The Board is elected by the shareholders to oversee management and to assure that the long-term interests of the shareholders are being served. Both the Board and management recognize that the long-term interests of shareholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including patients, employees, physicians who practice at hospitals owned by Tenet's subsidiaries, lenders, bondholders, communities in which Tenet and its subsidiaries' hospitals do business, legislators, regulators and other government officials and the public at large.

2.     Board Committees.

        The Board has established the following Committees to assist it in discharging its responsibilities: (i) Audit, (ii) Compensation, (iii) Corporate Governance, (iv) Ethics, Quality and Compliance, (v) Executive, and (vi) Nominating. Each Committee has a charter setting forth the key responsibilities of the Committee. Each Committee's charter establishes independence standards for its members and is reviewed at least annually. Each Committee (other than the Executive Committee, the Chair of which is the Chair of the Board) has a Chair who is nominated by the Nominating Committee and elected by the Board each year. Each Committee Chairperson reports the highlights of the meetings of his/her Committee to the full Board following each Committee meeting.

3.     Functions of the Board and its Committees.

        Members of the Board and each Committee meet in person for scheduled meetings six times each year and hold as many additional telephonic and in-person meetings as necessary to fulfill their responsibilities. At the Board and Committee meetings, Tenet's directors review, discuss, evaluate and ask questions of management and Board and Committee advisors concerning: reports by management on Tenet's business strategy and long-term goals; financial and operating performance; financial condition; prospects, including competitive challenges and opportunities; and compliance and litigation. The Board and Committees also:

  •
  Review, approve and monitor major corporate actions;

  •
  Select the CEO and oversee the selection of Tenet's other executive officers;

  •
  Evaluate and compensate Tenet's executive officers;

  •
  Evaluate and approve a CEO succession plan;

  •
  Assess major risks facing Tenet and review options for their mitigation;

  •
  Monitor the integrity of Tenet's accounting, financial reporting and finance processes and systems of internal controls; and

  •
  Ensure processes are in place for maintaining Tenet's ethical conduct, the quality of care provided at hospitals owned by Tenet's subsidiaries and compliance with laws and regulations.

4.     Size of Board and Selection Process.

        The Nominating Committee is responsible for nominating, and the Board is responsible for selecting the individuals to fill vacancies on the Board and to stand for election at each annual meeting. Shareholders also may propose nominees for election to the Board in accordance with Tenet's Bylaws, which may be found on Tenet's website. Tenet's Bylaws require that Tenet have between 8 and 15 directors with the exact number set by the Board. Tenet currently has 12 directors.

        The Nominating Committee and the Board consider the following criteria when selecting new nominees for election to the Board and determining which of Tenet's existing directors will stand for re-election to the Board:

  •
  Personal qualities, characteristics and accomplishments;

  •
  Professionalism and integrity;

  •
  Experience as a chief executive officer, financial expertise, health care expertise or expertise in other areas that will enhance the Board's and Tenet's performance;

  •
  Familiarity with hospital operations, the health care industry or other industries with which Tenet and its subsidiaries do business;

  •
  Experience with government regulation of the health care industry;

  •
  Ability and willingness to commit adequate time to Board and Committee matters;

  •
  The fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to Tenet's needs;

  •
  Diversity of viewpoints, background, experience and other demographics; and

  •
  Familiarity with and contacts in the communities in which Tenet and its subsidiaries do business.

5.     Director Qualifications and Expectations.

        The Board believes that directors should not expect to be re-nominated to stand for election. Each year, the Nominating Committee and Board will carefully consider each director's qualifications and contributions to the Board and make an informed decision as to which directors will stand for election.

        Tenet's directors receive, and are expected to review, Board and Committee materials from management and the Board's and Committees' independent advisors in advance of all meetings. Directors are expected to attend all meetings of the Board and all meetings of the Committees on which they serve, and they are required to attend at least 75% of all regularly scheduled Board and Committee meetings in person.

        Directors who serve as CEOs or in equivalent positions may not serve on the boards of more than two public companies in addition to Tenet's Board, and other directors may not serve on the boards of more than three public companies in addition to Tenet's Board. Also, no two Tenet directors may serve together on the board of any public company other than Tenet. Directors are expected to offer their resignation in the event of any significant change in their principal job responsibilities.

6.     Independence of Directors.

        Two-thirds of the Board will consist of directors who are independent under the Board's guidelines and who are otherwise independent under the rules of the SEC and NYSE.

        The Board will not consider a director to be independent if (1) any entity affiliated with the director or an immediate family member receives the greater of (x) $200,000 or (y) one percent of its gross revenues from us in any year (beginning April 1, 2005, for existing directors and immediately for new directors, there will be a zero tolerance standard under this point (1)), or (2) from June 1, 2003, forward, either we or the Tenet Healthcare Foundation make grants to any charitable organization affiliated with the director or an immediate family member other than up to $10,000 in matching grants each year. The Board also determined that the Audit, Compensation and Nominating Committees must be composed exclusively of independent directors. Under our new independence standards, the Board has determined that every director, with the exceptions of Mr. Barbakow and Fr. Biondi, is independent.

7.     Independence of Committee Members.

        In addition to the requirement that a majority of the Board satisfy the independence standards discussed above, members of the Audit Committee must satisfy NYSE and SEC independence requirements. Specifically, they may not directly or indirectly receive any compensation from Tenet other than their directors' compensation for serving as a director. As a matter of policy, the Board also will apply this additional requirement to members of the Compensation and Nominating Committees.

8.     Non-Executive Chairman or Lead Director.

        The Board will designate an independent, nonemployee director as Chairman of the Board or Lead Director. In the event that the Board desires to elect a member of management to the Board and to appoint such individual as Chairman of the Board, the Board will designate an independent, nonemployee director as Lead Director. The duties of the Lead Director will include, but not be limited to, chairing executive sessions of the Board, serving as the principal liaison between the non-employee directors and members of senior management, representing the Board in meetings with investors, legislators, regulators and other government officials, and working with the Chairman to finalize information flow to the Board, meeting agendas and meeting schedules. The Lead Director, in conjunction with the Corporate Governance Committee, also will take a role in the Board performance evaluation process.

9.     Executive Sessions.

        At least once each fiscal quarter, the Board will meet in executive session and, in the event there is an executive Chairman, the Lead Director will preside at such meetings. The non-employee directors may meet in executive session at such other times as determined by the Chairman and/or Lead Director. The Committees of the Board shall meet in executive session as prescribed in each Committee's charter. Each Committee of Tenet's Board regularly meets in executive session.

10.   Board Performance Evaluation.

The Corporate Governance Committee will conduct an annual performance evaluation to determine how the Board and its Committees are functioning in view of their responsibilities and Tenet's business. The results of the evaluation will be reviewed by the Chairman and/or the Lead Director who will report the results to the Board. As part of the annual performance evaluation process, each Committee will compare its performance with the requirements of its charter.

11.   Ethics and Conflicts of Interest.

        The Board expects Tenet's directors, as well as all of Tenet's officers and other employees, to act ethically at all times and to acknowledge their adherence to the policies comprising Tenet's Standards of Conduct. The Board does not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman of the Board and/or the Lead Director. If a significant conflict exists and cannot be resolved, the director should resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Ethics, Quality and Compliance Committee shall resolve any conflict of interest question involving directors or executive officers.

12.   Reporting Concerns to the Audit Committee.

        Anyone who has a concern about Tenet's conduct, or about its accounting, internal accounting controls or auditing matters, may communicate that concern to the Audit Committee by calling Tenet's Ethics Action Line at 1-800-8-ETHICS (1-800-838-4427). Such communications may be confidential or anonymous. All such concerns will be forwarded to the Audit Committee for their review and simultaneously will be reviewed and addressed under the direction of Tenet's Senior Vice President of Ethics, Business Conduct and Administration. The Audit Committee may direct special treatment, including the retention of outside advisors, for any concern addressed to it. Tenet's Standards of Conduct prohibit any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an ethical concern.

13.   Compensation of Board.

        The Compensation Committee will conduct a review at least once every two years of the components and amount of Board compensation in relation to other similarly situated companies and make a report to the Board. Board compensation will be consistent with market practices and will be set at a level that does not call into question the Board's objectivity.

14.   Stock Ownership and Retention Guidelines.

        Directors are required to own shares of Tenet's stock with a value equal to three times the directors' annual retainer by the later of March 12, 2008, and five years from when he/she joins Tenet's Board. Tenet's senior officers are required to own shares of Tenet's stock with a value equal to a specific multiple of such senior officer's base salary as indicated in the table below. Senior officers must meet the guidelines by the later of March 12, 2008 and five years from when he/she becomes a senior officer.

Executive Level	Market Value of Shares Owned as a Multiple of Base Salary
Chief Executive Officer	5X
President	4X
Executive Vice President/Others above SVP	2X
Senior Vice President	1X

15.   Retention of Net Shares from Option Exercises.

        Directors and senior officers also are required to hold, for at least one year, 100% of the shares received upon the exercise of stock options net of those shares required to pay the exercise price and any taxes and transaction costs due upon exercise.

16.   Succession Plan.

        At least annually, the Executive Committee will review and report to the full Board regarding a succession plan for the CEO.

17.   Contact with Management and Operations.

        All directors are encouraged to contact the CEO and other members of management at any time to discuss any aspect of Tenet's business. The Board will have frequent opportunities for directors to meet with the CEO and other members of management in Board and Committee meetings and in other formal and informal settings. Directors are expected to visit at least one Tenet hospital each year.

18.   Access to Independent Advisors.

        The Board and its Committees have the authority and the funding to retain, at any time, independent outside financial, legal or other advisors. All such advisors are chosen by, and report directly to, the Board or the respective Committee.

19.   Retirement of Directors.

        Directors will not be nominated for election to the Board after their 72nd birthday.

20.   Director Orientation.

        Management, working with the Board, will provide an orientation process for new directors. That orientation process will include background materials on Tenet, its business, strategic plans and goals, prospects and risk profile, meetings with senior management and the appointment of an experienced Tenet director to serve as a mentor for each new director.

21.   Continuing Education.

        Each director is expected to attend a continuing education program related to their responsibilities as a director at least once every two years.

Appendix B

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
TENET HEALTHCARE CORPORATION
PURPOSE

        The purposes of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Tenet Healthcare Corporation (the "Company") shall be: (1) to provide Board oversight of (a) the integrity of the Company's financial statements; (b) the Company's compliance with legal and regulatory requirements with respect to the Company's accounting, internal accounting controls and auditing matters; (c) the independent auditors' qualifications, independence and performance; and (d) the performance of the Company's internal audit function; and (2) to prepare the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the "SEC") for inclusion in the Company's annual proxy statement.

ORGANIZATION AND QUALIFICATIONS

        The Committee shall consist of three or more directors who qualify as independent directors ("Independent Directors") pursuant to: (1) the listing standards of the New York Stock Exchange (the "NYSE"), (2) the Sarbanes-Oxley Act of 2002 (the "Act"), (3) the rules and regulations promulgated by the SEC pursuant to the Act with respect to the independence of audit committee members, and (4) the Company's Corporate Governance Principles. Each member shall have the requisite financial experience and ability to enable them to discharge their responsibilities and at least one member shall be a financial expert as such term is defined in the rules and regulations promulgated by the SEC pursuant to the Act.

        The members of the Committee shall be nominated by the Nominating Committee and elected annually to one-year terms by majority vote of the Board at the first meeting of the Board to be held following the annual meeting of stockholders. The Board shall designate one member of the Committee as its Chairperson. Vacancies on the Committee shall be filled by majority vote of the Board at the next meeting of the Board following the occurrence of the vacancy. No member of the Committee shall be removed except by majority vote of the Board.

MEETINGS AND PROCEDURES

        The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. The Committee shall meet at least once each quarter and may meet more frequently as circumstances require. The Chairperson of the Committee or a majority of the members of the Committee also may call a special meeting of the Committee. A majority of the members of the Committee present in person, or by means of a conference telephone or other communications equipment that permits all participants to hear each other, shall constitute a quorum.

        The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

        The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests.

        Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all significant actions taken by the Committee at the meeting. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

DUTIES AND RESPONSIBILITIES

        The Committee shall have the following duties and responsibilities:

            (i)  The Committee shall have the sole authority and responsibility to retain (subject to stockholder ratification, if applicable), oversee, evaluate and, if necessary, terminate and replace the Company's independent auditors. The independent auditors shall report directly to the Committee.

           (ii)  The Committee shall have the sole authority to approve all audit engagement fees and terms, and the Committee or a member of the Committee must pre-approve all audit and non-audit services provided to the Company by the Company's independent auditors, in accordance with any applicable law, rules or regulations.

          (iii)  The Committee annually shall evaluate the independent auditor's qualifications, performance and independence. In order to assess auditor independence, the Committee shall review at least annually all relationships between the independent auditor and the Company.

          (iv)  The Committee shall discuss with management and the independent auditor the annual audited financial statements and quarterly unaudited financial statements, and any other matters required to be reviewed under applicable legal, regulatory or NYSE listing standards.

           (v)  The Committee shall review (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative accounting principles on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

          (vi)  The Committee shall review and discuss with management and the independent auditor any audit problems or difficulties encountered in the course of the audit work and management's response. The Committee also shall discuss with the independent auditor any restrictions on the scope of the independent auditor's activities or on access to requested information, and any disagreements with management.

         (vii)  The Committee shall discuss with management and the independent auditor, as appropriate, earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.

        (viii)  The Committee shall discuss with management and the independent auditor, as appropriate, the Company's policies with respect to risk assessment and risk management. The Committee also shall discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

          (ix)  The Committee shall review and discuss with management and the independent auditor, as appropriate, the responsibilities, budget and staffing of the Company's internal audit function.

           (x)  The Committee, on a periodic basis, shall meet in separate executive sessions with management, the Company's internal audit staff and the Company's independent auditors.

          (xi)  The Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

         (xii)  The Committee shall prepare and publish an annual committee report in the Company's proxy statement.

        (xiii)  The Committee shall perform any other activities consistent with this Charter and the Company's Amended and Restated Articles of Incorporation and Bylaws as the Board from time to time may deem necessary, advisable or appropriate for the Committee to perform.

COMMITTEE AND CHARTER EVALUATION

        The Committee shall, on an annual basis, evaluate its performance under this Charter. The Committee shall deliver to the Board a report setting forth the results of its evaluation. The Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board.

STUDIES AND INVESTIGATIONS; OUTSIDE ADVISORS

        The Committee may conduct or authorize studies of or investigations into matters within the Committee's scope of responsibilities, and may retain, at the Company's expense, such independent counsel or other advisors as it deems appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

Appendix C

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TENET HEALTHCARE CORPORATION

I

        The name of this corporation is:

TENET HEALTHCARE CORPORATION

II

        The principal office of this corporation in the State of Nevada is to be located at 6100 Neil Road, Suite 500, City of Reno, County of Washoe.

III

        The corporation may engage in any lawful activity, including, without limitation, operating as a proprietary health care company.

IV

        The stock of this corporation shall be divided into two classes, consisting of One Billion Fifty Million (1,050,000,000) shares of Common Stock and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock. Each share of Common Stock shall have a par value of $0.05, and each share of Preferred Stock shall have a par value of $0.15.

        The shares of Preferred Stock may be issued and reissued from time to time in one or more series. The Board of Directors hereby is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights and terms of redemption (including, without limitation, sinking fund provisions and the redemption price or prices), the liquidation preferences, and any other rights, preferences, privileges, attributes or other matters with respect to any wholly unissued series of Preferred Stock, including the authority (a) to determine the number of shares constituting any such series and the designation thereof; and (b) to increase the number of shares of any series at any time. In case the outstanding shares of any such series shall be reacquired or shall not be issued, such shares may be designated or redesignated and altered, and issued or reissued, hereunder, by action of the Board of Directors. The Board of Directors also shall have such other authority with respect to shares of Preferred Stock that may be reserved to the Board of Directors by law.

V

        The business and affairs of this corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors may exercise all such authority and powers of the corporation and do all such lawful acts and things as are not by statute or these Articles of Incorporation directed or required to be exercised or done by the shareholders.

        The Board of Directors may change the number of directors from time to time and may fill any vacancies in the Board of Directors, however created, except vacancies first filled by the shareholders. Neither the Board of Directors nor the shareholders may ever increase the number of directors by more than one during any 12-month period, except upon the affirmative vote of two-thirds of the directors, or the affirmative vote of the holders of two-thirds of all outstanding shares voting together and not by class. This provision may not be amended except by a like vote.

        The Board of Directors shall not be classified. Any director elected or appointed after the effective time of this Article V shall serve for a term expiring at the next annual meeting or until their earlier resignation, death or removal. Each director elected or appointed prior to the effective time of this Article V shall serve for the full term for which she or he was elected or appointed, and any director elected or appointed to fill a vacancy created by the resignation, death or removal of such director during such term shall serve the remainder of such term. Regardless of their remaining term, directors shall not be entitled to vote as a class on any matter being voted on by the Board, other than those issues specifically related to a class and for which class voting was allowed immediately prior to the effective time of this amendment. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

VI

        The capital stock of this corporation shall be non-assessable to the full extent permitted by law.

VII

        The corporation is to have perpetual existence.

VIII

        The affirmative vote of the holders of 2/3 of all outstanding shares, voting together and not by class, shall be required to approve any merger or consolidation or the sale of substantially all of the assets of this corporation. This provision shall not be amended except by a like vote.

IX

        No director or officer of this corporation shall be personally liable to this corporation or its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of Section 300 of the Private Corporation Law of the State of Nevada.

        If the Private Corporation Law of the State of Nevada is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of this corporation shall be eliminated or limited to the fullest extent authorized by the Private Corporation Law of the State of Nevada, as so amended.

        Any repeal or modification of this Article shall not adversely affect any right or protection of a director of this corporation or an officer of this corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

        I, the undersigned officer of TENET HEALTHCARE CORPORATION, certify that the foregoing Amended and Restated Articles of Incorporation of TENET HEALTHCARE CORPORATION set forth the Articles of the said Corporation, as amended to the 23rd day of July, 2003.

Richard B. Silver, Secretary
SUBSCRIBED AND SWORN TO BEFORE me, this 23rd day of July, 2003.
Notary Public in and for said County and State

Appendix D

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TENET HEALTHCARE CORPORATION

I

        The name of this corporation is:

TENET HEALTHCARE CORPORATION

II

        The principal office of this corporation in the State of Nevada is to be located at 6100 Neil Road, Suite 500, City of Reno, County of Washoe.

III

        The corporation may engage in any lawful activity, including ~~but not~~, without limitation ~~thereto,. its further development,~~ operating as a proprietary health care company ~~devoted to the ownership, management and operation of all types of facilities for the delivery of high quality health care~~.

IV

        ~~The total number of shares which this corporation is authorized to issue is Seven Hundred Two Million Five Hundred Thousand (702,500,000).~~

        The stock of this corporation shall be divided into two classes, consisting of One Billion Fifty Million (1,050,000,000) shares of Common Stock and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock~~, and Seven Hundred Million (700,000,000) shares of Common Stock. Each share of Preferred~~. Each share of Common Stock shall have a par value of ~~$.15~~ $0.05, and each share of ~~Common~~ Preferred Stock shall have a par value of ~~$.075, and the aggregate par value of all shares is Fifty-two Million Eight Hundred Seventy-five Thousand Dollars ($52,875,000).~~ $0.15.

        The shares of Preferred Stock may be issued and reissued from time to time in one or more series. The Board of Directors hereby is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting ~~rights,~~ rights and terms of redemption (including, without limitation, sinking fund provisions~~),~~ and the redemption price or prices), the liquidation preferences, and any other rights, preferences, privileges, attributes or other matters ~~which may be reserved to the Board of Directors by law, of~~ with respect to any wholly unissued series of Preferred Stock, including the authority (a) to determine ~~and~~ the number of shares constituting any such series and the designation thereof; and (b) to increase the number of shares of any series at any time. In case the outstanding shares of any series shall be reacquired or shall not be issued, such shares may be designated or redesignated and altered, and issued or reissued, hereunder, by action of the Board of Directors. The Board of Directors shall also have such other authority with respect to shares of Preferred Stock that may be reserved to the Board of Directors by law.

~~V~~

        ~~This~~

        The business and affairs of this corporation shall be ~~governed by~~ managed by or under the direction of a Board of Directors. The Board of Directors may exercise all such authority and powers of the corporation and do all such lawful acts and things as are not by statute or these Articles of Incorporation directed or required to be exercised or done by the shareholders.~~, and the members thereof shall be called Directors. This corporation initially shall have three directors, and their names and post office addresses are:~~

  ~~Richard K Eamer 11440 San Vicente Boulevard~~
  ~~Los Angeles, California 90049~~

  ~~Leonard Cohen 11440 San Vicente Boulevard~~
  ~~Los Angeles, California 90049~~

  ~~John C. Bedrosian 11440 San Vicente Boulevard~~
  ~~Los Angeles, California 90049~~

        The Board of Directors may change the number of ~~Directors~~ directors from time to time, and may fill any vacancies in the Board of Directors, however created, except vacancies first filled by the shareholders. ~~However, neither~~ Neither the Board of Directors nor the shareholders may ever increase the number of ~~directorships~~ directors by more than one ~~within~~ during any 12-monthperiod of twelve months, except upon the affirmative vote of ~~the holders of 2/3~~ two-thirds of the directors ~~of each class~~, or the affirmative vote of ~~2/3 of~~ the holders of two-thirds of all ~~the~~ outstanding shares voting together and not by class~~, and this~~. This provision may not be amended except by a like vote.

        ~~If and when National Medical Enterprises, Inc., a California corporation, shall be merged into this corporation, thereupon the number of directors of this corporation automatically shall increase to eight, and the persons then serving as directors of National Medical Enterprises, Inc., a California corporation, shall become the directors of this corporation.~~

        The Board of Directors of ~~this corporation shall thenceforth be classified into three classes, with three directors in Class 1, three directors in Class 2, and two directors in Class 3. Each director in Class 1 initially~~ shall not be classified. Any director elected or appointed after the effective time of this Article V shall serve for a term expiring at the next annual meeting or until their earlier resignation, death or removal. Each director elected or appointed prior to the effectiveness of this Article V shall serve for the full term for which she or he was elected or appointed, and any director elected or appointed to fill a vacancy created by the resignation, death or removal of such director during such term shall serve the remainder of such term. Regardless of their remaining term, directors shall not be entitled to vote as a class on any matter being voted on by the Board, other than those issues specifically related to a class and for which class voting was allowed immediately prior to the effective time of this amendment. In no case shall a decrease in the number of directors shorten the term of any incumbent director. ~~ending at the Annual Meeting of Shareholders in 1976; each director in Class 2 shall serve for an initial term ending at the Annual Meeting of Shareholders in 1977; and each director in Class 3 shall serve for an initial term ending at the Annual Meeting of Shareholders in 1978. After the respective initial terms of the classes indicated, each such class of directors shall be elected for successive terms ending at the Annual Meeting of Shareholders the third year after election.~~

        ~~The Board of Directors of this corporation shall designate the directors initially assigned to each class, in accordance with the classification of directors submitted to the Shareholders of National Medical Enterprises, Inc., a California corporation.~~

VI

        The capital stock of this corporation shall be non-assessable to the full extent permitted by law.

~~VII~~

        ~~The name and post office address of each of the incorporators signing these Articles of Incorporation are:~~

~~Richard K. Eamer 11440 San Vicente Boulevard~~
~~Los Angeles, California 90049~~

~~Leonard Cohen 11440 San Vicente Boulevard~~
~~Los Angeles, California 90049~~

~~John C. Bedrosian 11440 San Vicente Boulevard~~
~~Los Angeles, California 90049~~

~~VIII~~

        The corporation is to have perpetual existence.

~~IX~~
VIII

        The affirmative vote of the holders of 2/3 of all outstanding shares, voting together and not by class, shall be required to approve any merger or consolidation or the sale of substantially all of the assets of this corporation. This provision shall not be amended except by a like vote.

~~X~~
IX

        No director or officer of this corporation shall be personally liable to this corporation or its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of Section 300 of the Private Corporation Law of the State of Nevada.

        If the Private Corporation Law of the State of Nevada is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director ~~of this corporation~~ or ~~an~~ officer of this corporation shall be eliminated or limited to the fullest extent authorized by the Private Corporation Law of the State of Nevada, as so amended.

        Any repeal or modification of this Article shall not adversely affect any right or protection of a director of this corporation or an officer of this corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

TELEPHONE
[1-866-860-0408]
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.	INTERNET
[https://www.proxyvotenow.com/thc]
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

[CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING:                                                 ]

[1-866-860-0408]
CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	[X]
VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

1.    Election of the following nominees as Directors:

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees: (1) Lawrence Biondi, S.J. (2) Van B. Honeycutt (3) Edward A. Kangas

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

*Exceptions

2. Proposal to approve the Amended and Restated Articles of Incorporation to provide for the annual election of directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3. Proposal to ratify the selection of KPMG LLP as independent auditors for the fiscal year ending December 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4. Shareholder proposal regarding independence of the Board of Directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

        YOUR VOTE IS IMPORTANT TO THE COMPANY, WHETHER YOU OWN FEW OR MANY SHARES! Please vote in one of these ways: (1) use the toll-free telephone number shown on the reverse side, (2) visit the web site noted on the reverse side, or (3) mark, sign, date and promptly return the attached proxy card. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEMS 2 AND 3 AND "AGAINST" ITEM 4.

TENET HEALTHCARE CORPORATION
PROXY—SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Trevor Fetter, Christi R. Sulzbach and Richard B. Silver, and each of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on July 23, 2003, and any adjournments thereof, on the items set forth on the reverse hereof and on such other business as properly may come before the meeting.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEMS 2 AND 3 AND "AGAINST" ITEM 4.

        THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Date	Share Owner sign here	Co-Owner sign here

Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

TENET HEALTHCARE CORPORATION
P.O. BOX 11009
NEW YORK, N.Y. 10203-0009

To change your address, please mark this box. ☐

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
STOCK OWNERSHIP
AUDIT COMMITTEE REPORT
Fees Billed By Independent Auditors
COMPENSATION OF EXECUTIVE OFFICERS SUMMARY COMPENSATION TABLE
OPTION GRANTS DURING THE 2002 TRANSITION PERIOD
OPTION EXERCISES AND YEAR-END VALUE TABLE DECEMBER 31, 2002
Pension Plan Table (Supplemental Executive Retirement Plan) (1)
COMPENSATION COMMITTEE REPORT
COMMON STOCK PERFORMANCE GRAPH
Comparison of Five Year Cumulative Total Return
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHARES OWNED BY CERTAIN SHAREHOLDERS
DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Appendix A
TENET HEALTHCARE CORPORATION CORPORATE GOVERNANCE PRINCIPLES
Appendix B
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF TENET HEALTHCARE CORPORATION PURPOSE
ORGANIZATION AND QUALIFICATIONS
MEETINGS AND PROCEDURES
DUTIES AND RESPONSIBILITIES
COMMITTEE AND CHARTER EVALUATION
STUDIES AND INVESTIGATIONS; OUTSIDE ADVISORS
Appendix C
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF TENET HEALTHCARE CORPORATION
Appendix D
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF TENET HEALTHCARE CORPORATION